UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2014

Citius Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-170781	27-3425913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Great Road, Maynard, MA 01754
(Address of principal executive offices) (zip code)

(978) 938-0338
 (Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Arthur Marcus, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Trail One, Inc., 1208 Gaither Road, Rockville, Maryland 20850
(Former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2014 (the “Closing Date”), Trail One, Inc., a Nevada corporation (the “Company”), entered into a Share Exchange and Reorganization Agreement, dated as of September 12, 2014 (the “Exchange Agreement”), among the Company, Citius Pharmaceuticals, LLC, a Massachusetts limited liability company (“Citius”), and the beneficial holders of the membership interests of Citius identified in the Agreement (the “Citius Stockholders”).

Pursuant to the Exchange Agreement, (i) the Company issued 21,625,219 shares of common stock (the “Parent Shares”) to the Citius Stockholders. The aggregate of 21,625,219 shares of common stock of the Company issued to the Citius Stockholders represents approximately 72.0% of the outstanding shares of common stock of the Company following the closing of the Exchange Agreement (the “Reverse Acquisition”) and the Private Offering defined and described below. The Company’s existing shareholders before the Reverse Acquisition and the Private Offering shall own an aggregate of 5,000,000 of the Company’s shares or 16.7% of the outstanding shares of common stock of the Company following the closing of the Exchange Agreement.

In connection with the Exchange Agreement, on the Closing Date, the Company entered into and closed a series of subscription agreements with five accredited investors (the “Investors”), pursuant to which the Company sold an aggregate of 3,400,067 Units for a purchase price of $0.60 per Unit, each Unit consisting of one share of common stock and one five-year warrant (the “Investor Warrants”) to purchase one share of common stock at an exercise price of $0.60, (the “Private Offering”). As of the first closing, we have raised aggregate gross proceeds of $2,040,000 (the “First Closing”). The exercise price of the Investor Warrants will be subject to adjustment, for up to one year, in the event that we sell common stock at a price lower than the exercise price, subject to certain exceptions. The Investor Warrants will be redeemable by the Company at a price of $0.001 per Investor Warrant at any time subject to the conditions that (i) the Company’s Common Stock has traded for twenty (20) consecutive trading days with a closing price of at least $1.50 per share with an average trading volume of 50,000 shares per day and (ii) the Company provides 20 trading days prior notice of the redemption and the closing price of the Common Stock is not less than $1.17 for more than any 3 days during such notice period and (iii) the underlying shares of Common Stock are registered.

Merriman Capital Inc. acted as exclusive placement agent (“Placement Agent”) in connection with the Private Offering. The Placement Agent was paid a commission of ten percent (10%) and a non-accountable expense allowance of three percent (3%) of the funds raised from Investors in the Private Offering. In addition, the Company issued to the Placement Agent and their designees five-year warrants (the “Placement Agent Unit Warrants”) to purchase such number of Units equal to 20% of the number of Units sold in the Private Offering at an exercise price equal to $0.60 per Unit. The Placement Agent Unit Warrants are exercisable on a cash or cashless basis with respect to purchase of the Units, and will be exercisable only for cash with respect to any warrants received as part of the Units. In addition, the Placement Agent was issued warrants to purchase 1,000,000 shares of Common Stock exercisable for cash at $0.60 per share for investment banking services provided in connection with the transaction (the “Placement Agent Share Warrants”). The Placement Agent or their designees also own an aggregate of 1,777,294 shares of Company’s common stock. The shares of Company common stock owned by the Placement Agent or their designees are subject to a six-month lockup. The Placement Agent may, while the Placement Agent Unit Warrants are outstanding, appoint one person to the Company’s Board of Directors, and designate one person who may attend meetings of the Company’s Board of Directors as an observer.

In connection with the Private Offering, the Company entered into a Registration Rights Agreement pursuant to which the Company is required to file a registration statement, registering for resale all shares of Common Stock (i) included in the Units; and (ii) issuable upon exercise of the Investor Warrants. The Company has agreed to use its reasonable efforts to cause the Registration Statement to be filed no later than 60 days after September 12, 2014, the date the Private Offering was completed (the “Filing Deadline”), and to have the Registration Statement declared effective within 180 days of the Filing Deadline. Any holders of the shares of Common Stock removed from the Registration Statement as a result of a Section 415 comment from the SEC shall be included in a subsequent registration statement the Company will file no later than six months after the prior registration statement (or such other period as permitted by SEC rules).

The Company intends for this issuance to be exempt from registration in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions by an issuer not involving a public offering, or Regulation D promulgated thereunder.

Prior to the Exchange Agreement, in addition to the foregoing, the Company and its shareholders approved amendments to the Articles of Incorporation to:

(i)	authorize the creation of 10,000,000 shares of blank-check preferred stock;

(ii)
effect a reverse stock split at an exchange ratio of approximately 0.625 for every share issued and outstanding before the execution of the Exchange Agreement reducing the Company's shares from 18,000,000 to 11,250,000; and

(iii)	change the Company’s name from Trail One, Inc. to Citius Pharmaceuticals, Inc.

After the aforementioned reverse stock split, certain shareholders cancelled 6,250,000  shares prior to the Reverse Acquisition. Prior to the Reverse Acquisition, Mohammad Omar Rahman was the Company’s Chief Executive Officer, President, Chief Operating Officer and the Company’s sole director. Effective upon the Company’s meeting its information obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Mohammad Omar Rahman will resign and Leonard Mazur will be appointed as Chief Executive Officer, President, Chief Operating Officer and sole director of the Company. The Company expects that its Board of Directors will consist of four members.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Information in response to this Item 2.01 is keyed to the Item numbers of Form 10.

Item 1. Description of Business.

The Company was formed in the state of Nevada on September 9, 2010. Prior to the Reverse Acquisition, the Company’s business plan was to manufacture TOCNC Tags, which are personalized/customized license plates for customers who want one of a kind luxury car jewelry to uniquely define them and to offer a sense of identification privacy at public events such as car shows, photo shoots, auto clubs, and other public venues. The Company is no longer pursuing this line of business.

Effective on the Closing Date, pursuant to the Exchange Agreement, Citius became a wholly-owned subsidiary of the Company. The acquisition of Citius is treated as a Reverse Acquisition, and the business of Citius, as described below, became the business of the Company.

References to “we,” “us,” “our” and similar words refer to the Company and Citius. References to “Trail One” refer to the Company and its business prior to the Reverse Acquisition.

Summary

Citius is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for large and growing markets using innovative, patented or proprietary formulations and modified drug delivery technology. We seek new and expanded indications for previously approved pharmaceutical products as a means to achieving leading market positions or potential market exclusivity. We seek to achieve these objectives by utilizing the U.S. Food and Drug Administration’s, or FDA’s, 505(b)(2) pathway for our new drug approvals. We believe this pathway is comparatively faster, lower risk and less expensive than the FDA’s traditional new drug approval pathway. In addition, we focus on obtaining intellectual property protection with the objective of listing relevant patents in the FDA Orange Book in order to limit generic competition.

By using previously approved drugs with substantial safety and efficacy data, we seek to reduce the risks associated with pharmaceutical product development. We have already successfully employed this strategy to obtain FDA approval for Suprenza, our approved and marketed product for the treatment of obesity. We also plan to utilize this strategy to seek approval for other new drug product candidates for obesity. We also have a development candidate entering Phase 2 trials for the treatment of hemorrhoids. We believe the markets for obesity and hemorrhoid treatments are both large and underserved by innovative, efficacious and cost-effective new products. The U.S. Centers for Disease Control, or CDC, estimates that more than 35% of U.S. adult men and women, or approximately 78 million U.S. adults, were obese in 2009-2010. In addition, it is estimated that hemorrhoids affect nearly 5% of the U.S. population, with approximately 10 million persons annually reporting to be suffering from the symptoms of hemorrhoidal disease.

Our executive offices are located at 63 Great Road, Maynard, MA 01754, and our telephone number at such address is (978) 938-0338.

RISK FACTORS

Risks related to our Business and our Industry

Citius has a history of operating losses and expects to incur losses for the foreseeable future. We may never generate revenues or, if we are able to generate revenues, achieve profitability.

Citius was formed as a limited liability company in 2007. Citius has only a limited operating history. Our ability to become profitable depends upon our ability to generate revenues from sales of our product candidates. Citius has been focused on product development, and Citius has not generated any revenues to date. Citius has incurred losses in each year of our operations, and we expect to continue to incur operating losses for the foreseeable future. These operating losses are likely to continue to adversely affect our working capital, total assets and shareholders’ equity. The process of developing our products requires significant clinical, development and laboratory testing and clinical trials. In addition, commercialization of our product candidates will require that we obtain necessary regulatory approvals and establish sales, marketing and manufacturing capabilities, either through internal hiring or through contractual relationships with others. We expect to incur substantial losses for the foreseeable future as a result of anticipated increases in our research and development costs, including costs associated with conducting preclinical testing and clinical trials, and regulatory compliance activities. Citius has incurred operating losses of $1,288,003 and $1,049,425 for the fiscal years ended December 31, 2013 and 2012, respectively, and incurred an operating loss of $125,159 for the six months ended June 30, 2014. At December 31, 2013 and 2012, Citius had an accumulated members’ deficit of $2,901,754 and $1,613,751, respectively. At June 30, 2014, Citius had an accumulated members’ deficit of $2,976,913. Citius’ net cash used in operations during the years ended December 31, 2013 and 2012 was $1,095,266 and $917,798, respectively and $80,947 for the six months ended June 30, 2014.

Our ability to generate revenues and achieve profitability will depend on numerous factors, including success in:

•	developing and testing product candidates;
•	receiving regulatory approvals;
•	commercializing our products;
•	manufacturing of commercial quantities of our product candidates at acceptable cost levels; and
•	establishing a favorable competitive position.

Many of these factors will depend on circumstances beyond our control. We cannot assure you that we will ever have another product approved by the FDA, that we will successfully bring any product to market or, if so, that we will ever become profitable.

Our auditors have issued a “going concern” audit opinion.

Our independent registered accountants have indicated, in their report on our December 31, 2013 financial statements, that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

We may need to secure additional financing.

We anticipate that we will incur operating losses for the foreseeable future. If we receive only the proceeds from the First Closing of the Private Offering, our development programs will be materially curtailed. In such event, we expect that we will only be able to conduct a very limited clinical evaluation of our hydrocortisone/lidocaine program. Since this study will involve only a small number of patients, we may not get meaningful and productive data or we may get misleading results.

The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:

•	the rate of progress and cost of our trials and other product development programs for our product candidates;
•	the costs and timing of obtaining licenses for additional product candidates or acquiring other complementary technologies;
•	the timing of any regulatory approvals of our product candidates;
•	the costs of establishing sales, marketing and distribution capabilities; and
•	the status, terms and timing of any collaborative, licensing, co-promotion or other arrangements.

We will need to access the capital markets in the future for additional capital for research and development and for operations. Traditionally, pharmaceutical companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets over the past several years have severely restricted raising new capital and have affected companies’ ability to continue to expand or fund existing research and development efforts. If these economic conditions continue or become worse, our future cost of equity or debt capital and access to the capital markets could be adversely affected. If we are not successful in securing additional financing, we may be required to delay significantly, reduce the scope of or eliminate one or more of our research or development programs, downsize our general and administrative infrastructure, or seek alternative measures to avoid insolvency, including arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products.

We are an early-stage company with an unproven business strategy and may never achieve commercialization of our therapeutic products or profitability.

Our strategy of using collaborative partners to assist us in the development of our therapeutic products is unproven. Our success will depend upon our ability to enter into additional collaboration agreements on favorable terms and to select an appropriate commercialization strategy for each potential therapeutic product we and our collaborators choose to pursue. If we are not successful in implementing our strategy to commercialize our potential therapeutic products, we may never achieve, maintain or increase profitability. Our ability to successfully commercialize any of our products or product candidates will depend, among other things, on our ability to:

•	successfully complete our clinical trials;
•	produce, through a validated process, sufficiently large quantities of our drug compound(s) to permit successful commercialization;
•	receive marketing approvals from the FDA and similar foreign regulatory authorities;
•	establish commercial manufacturing arrangements with third-party manufacturers;
•	build and maintain strong sales, distribution and marketing capabilities sufficient to launch commercial sales of the drug(s) or establish collaborations with third parties for such commercialization;
•	secure acceptance of the drug(s) from physicians, health care payers, patients and the medical community; and
•	manage our spending as costs and expenses increase due to clinical trials, regulatory approvals and commercialization.

There are no guarantees that we will be successful in completing these tasks. If we are unable to successfully complete these tasks, we may not be able to commercialize the next generation of Suprenza products or any of our product candidates in a timely manner, or at all, in which case we may be unable to generate sufficient revenues to sustain and grow our business. In addition, if we experience unanticipated delays or problems, our development costs could substantially increase and our business, financial condition and results of operations will be adversely affected.

We face significant risks in our product candidate development efforts.

Our business depends on the successful development and commercialization of our product candidates. We are not permitted to market any of our product candidates in the United States until we receive approval of an NDA from the FDA, or in any foreign jurisdiction until we receive the requisite approvals from such jurisdiction. The process of developing new drugs and/or therapeutic products is inherently complex, unpredictable, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will result in drugs that will receive regulatory approval and achieve market acceptance. Product candidates that appear to be promising at all stages of development may not reach the market for a number of reasons that may not be predictable based on results and data of the clinical program. Product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoints due to statistical anomalies even though clinical benefit may have been achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance.

We have received FDA approval for our first product Suprenza. However, we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates that are under development and will be further developed using the proceeds of the Private Offering and we cannot, therefore, predict the timing of any future revenues from these product candidates, if any. The FDA has substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. For example, the FDA:

•	could determine that we cannot rely on Section 505(b)(2) for any of our product candidates;
•
could determine that the information provided by us was inadequate, contained clinical deficiencies or otherwise failed to demonstrate the safety and effectiveness of any of our product candidates for any indication;

•
may not find the data from clinical trials sufficient to support the submission of an NDA or to obtain marketing approval in the United States, including any findings that the clinical and other benefits of our product candidates outweigh their safety risks;

•
may disagree with our trial design or our interpretation of data from preclinical studies or clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our trials;

•
may determine that we have identified the wrong reference listed drug or drugs or that approval of our Section 505(b)(2) application for any of our product candidates is blocked by patent or non-patent exclusivity of the reference listed drug or drugs;

•	may identify deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we enter into agreements for the manufacturing of our product candidates;
•	may approve our product candidates for fewer or more limited indications than we request, or may grant approval contingent on the performance of costly post-approval clinical trials;
•	may change its approval policies or adopt new regulations; or
•	may not approve the labeling claims that we believe are necessary or desirable for the successful commercialization of our product candidates.

Any failure to obtain regulatory approval of our product candidates would significantly limit our ability to generate revenues, and any failure to obtain such approval for all of the indications and labeling claims we deem desirable could reduce our potential revenues.

The results of pre-clinical studies and completed clinical trials are not necessarily predictive of future results, and our current product candidates may not have favorable results in later studies or trials.

Pre-clinical studies and Phase 1 and Phase 2 clinical trials are not primarily designed to test the efficacy of a product candidate in the general population, but rather to test initial safety, to study pharmacokinetics and pharmacodynamics, to study limited efficacy in a small number of study patients in a selected disease population, and to identify and attempt to understand the product candidate's side effects at various doses and dosing schedules. Success in pre-clinical studies or completed clinical trials does not ensure that later studies or trials, including continuing pre-clinical studies and large-scale clinical trials, will be successful nor does it necessarily predict future results. Favorable results in early studies or trials may not be repeated in later studies or trials, and product candidates in later stage trials may fail to show acceptable safety and efficacy despite having progressed through earlier trials. In addition, the placebo rate in larger studies may be higher than expected.

We may be required to demonstrate through large, long-term outcome trials that our product candidates are safe and effective for use in a broad population prior to obtaining regulatory approval.

There is typically a high rate of attrition from the failure of product candidates proceeding through clinical trials. In addition, certain subjects in our clinical trials may respond positively to placebo treatment – these subjects are commonly known as “placebo responders” – making it more difficult to demonstrate efficacy of the test drug compared to placebo. This effect is likely to be observed in the treatment of obesity and hemorrhoids. If any of our product candidates fail to demonstrate sufficient safety and efficacy in any clinical trial, we will experience potentially significant delays in, or may decide to abandon development of that product candidate. If we abandon or are delayed in our development efforts related to any of our product candidates, we may not be able to generate any revenues, continue our operations and clinical studies, or become profitable. Our reputation in the industry and in the investment community would likely be significantly damaged. It may not be possible for us to raise funds in the public or private markets, and our stock price would likely decrease significantly.

If we are unable to file for approval under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act or if we are required to generate additional data related to safety and efficacy in order to obtain approval under Section 505(b)(2), we may be unable to meet our anticipated development and commercialization timelines.

Our current plans for filing additional NDAs for our product candidates include efforts to minimize the data we will be required to generate in order to obtain marketing approval for our additional product candidates and therefore possibly obtain a shortened review period for the applications. The timeline for filing and review of our NDAs is based on our plan to submit those NDAs under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, wherein we will rely in part on data in the public domain or elsewhere. Depending on the data that may be required by the FDA for approval, some of the data may be related to products already approved by the FDA. If the data relied upon is related to products already approved by the FDA and covered by third-party patents we would be required to certify that we do not infringe the listed patents or that such patents are invalid or unenforceable. As a result of the certification, the third party would have 45 days from notification of our certification to initiate an action against us. In the event that an action is brought in response to such a certification, the approval of our NDA could be subject to a stay of up to 30 months or more while we defend against such a suit. Approval of our product candidates under Section 505(b)(2) may therefore be delayed until patent exclusivity expires or until we successfully challenge the applicability of those patents to our product candidates. Alternatively, we may elect to generate sufficient additional clinical data so that we no longer rely on data which triggers a potential stay of the approval of our product candidates. Even if no exclusivity periods apply to our applications under Section 505(b)(2), the FDA has broad discretion to require us to generate additional data on the safety and efficacy of our product candidates to supplement third-party data on which we may be permitted to rely. In either event, we could be required, before obtaining marketing approval for any of our product candidates, to conduct substantial new research and development activities beyond those we currently plan to engage in order to obtain approval of our product candidates. Such additional new research and development activities would be costly and time consuming.

We may not be able to obtain shortened review of our applications, and the FDA may not agree that our products qualify for marketing approval. If we are required to generate additional data to support approval, we may be unable to meet our anticipated development and commercialization timelines, may be unable to generate the additional data at a reasonable cost, or at all, and may be unable to obtain marketing approval of our product candidates. In addition, notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years, some pharmaceutical companies and others have objected to the FDA's interpretation of Section 505(b)(2). If the FDA changes its interpretation of Section 505(b)(2), or if the FDA's interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any Section 505(b)(2) application that we submit.

Even if we receive regulatory approval to commercialize our product candidates, our ability to generate revenues from any resulting drugs will be subject to a variety of risks, many of which are out of our control.

Even if our product candidates obtain regulatory approval, those drugs may not gain market acceptance among physicians, patients, healthcare payers or the medical community. The indication may be limited to a subset of the population or we may implement a distribution system and patient access program that is limited. Coverage and reimbursement of our product candidates by third-party payers, including government payers, generally is also necessary for optimal commercial success. We believe that the degree of market acceptance and our ability to generate revenues from such drugs will depend on a number of factors, including:

•	timing of market introduction of competitive drugs;
•	prevalence and severity of any side effects;
•	results of any post-approval studies of the drug;
•	potential or perceived advantages or disadvantages over alternative treatments including generics;
•	the relative convenience and ease of administration and dosing schedule;
•	strength of sales, marketing and distribution support;
•	price of any future drugs, if approved, both in absolute terms and relative to alternative treatments;
•	the effectiveness of our or any future collaborators' sales and marketing strategies;
•	the effect of current and future healthcare laws on our product candidates;
•	availability of coverage and reimbursement from government and other third-party payers;
•	patient access programs that require patients to provide certain information prior to receiving new and refill prescriptions;
•	requirements for prescribing physicians to complete certain educational programs for prescribing drugs;
•	the willingness of patients to pay out of pocket in the absence of government or third-party coverage; and
•	product labeling or product insert requirements of the FDA or other regulatory authorities.

If approved, our product candidates may fail to achieve market acceptance or generate significant revenue to achieve or sustain profitability. In addition, our efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources and may never be successful.

Even if approved for marketing by applicable regulatory bodies, we will not be able to create a market for any of our products if we fail to establish marketing, sales and distribution capabilities, or fail to enter into arrangements with third parties.

Our strategy with our product candidates is to outsource to third parties, all or most aspects of the product development process, as well as marketing, sales and distribution activities. Currently, we do not have any sales, marketing or distribution capabilities. In order to generate sales of any product candidates that receive regulatory approval, we must either acquire or develop an internal marketing and sales force with technical expertise and with supporting distribution capabilities or make arrangements with third parties to perform these services for us. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel and defer our product development efforts. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others. These efforts may not be successful. If we fail to develop sales, marketing and distribution channels, or enter into arrangements with third parties, we will experience delays in product sales and incur increased costs.

Our agreement with Prenzamax may result in a conflict of interest

In November 2011, we entered into an exclusive license agreement with Prenzamax LLC, pursuant to which we granted Prenzamax a license for sales of Suprenza in the U.S. Prenzamax’s performance of this agreement is guaranteed by Akrimax LLC. The co-founder and vice Chairman of Akrimax is Leonard Mazur who is our President, Chief Executive Officer and Chief Operating Officer. In connection with the license agreement, Prenzamax will be solely responsible for the pricing of Suprenza and will have the option to participate in the future development program of Suprenza. There may be a conflict of interest in what may be beneficial to the Company and to Prenzamax. There can be no assurance that Prenzamax will choose the option that best suits the Company.

The markets in which we operate are highly competitive and we may be unable to compete successfully against new entrants or established companies.

Competition in the pharmaceutical and medical products industries is intense and is characterized by costly and extensive research efforts and rapid technological progress. We are aware of several pharmaceutical companies also actively engaged in the development of therapies for the same conditions we are targeting. Many of these companies have substantially greater research and development capabilities as well as substantially greater marketing, financial and human resources than we do. In addition, many of these companies have significantly greater experience than us in undertaking pre-clinical testing, human clinical trials and other regulatory approval procedures. Our competitors may develop technologies and products that are more effective than those we are currently marketing or researching and developing. Such developments could render our products, if approved, less competitive or possibly obsolete. We are also competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited experience. Mergers, acquisitions, joint ventures and similar events may also significantly increase the competition. New developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical and medical technology industries at a rapid pace. These developments may render our products and product candidates obsolete or noncompetitive. Compared to us, many of our potential competitors have substantially greater:

•	research and development resources, including personnel and technology;
•	regulatory experience;
•	product candidate development and clinical trial experience;
•	experience and expertise in exploitation of intellectual property rights; and
•	access to strategic partners and capital resources.

As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we can or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs or surgical approaches that are more effective, more useful and less costly than ours and may also be more successful in manufacturing and marketing their products. In addition, our competitors may be more effective than us in commercializing their products and as a result, our business and prospects might be materially harmed.

Physicians and patients might not accept and use any of our products for which regulatory approval is obtained.

Even if the FDA approves one of our product candidates, other than Suprenza which is already approved, physicians and patients might not accept and use it. Acceptance and use of our products will depend upon a number of factors, including:

•	perceptions by members of the health care community, including physicians, about the
•	safety and effectiveness of our product;
•	cost-effectiveness of our product relative to competing product or therapies;
•	availability of reimbursement for our product from government or other healthcare payers; and
•	effective marketing and distribution efforts by us and our licensees and distributors, if any.

If our current product candidates are approved, we expect their sales to generate substantially all of our revenues for the foreseeable future, and as a result, the failure of these products to find market acceptance would harm our business and would require us to seek additional financing.

Our product candidate for the treatment of hemorrhoids is a combination product consisting of two drugs, hydrocortisone and lidocaine, that have each been separately approved by the FDA for other indications and which are commercially available and marketed by other companies. Our approval under 505(b)(2) does not preclude physicians, pharmacists and patients from obtaining individual drug products and titrating the dosage of these drug products as close to our approved dose as possible.

Hydrocortisone creams are available from strengths ranging from 0.5% to 2.5% and lidocaine creams are also available in strengths up to 5%. From our market analysis and discussions with a limited number of physicians, we know that patients sometimes obtain two separate cream products and co-administer them as prescribed, giving them a combination treatment which could be very similar to what we intend to study and seek approval for. As a branded, FDA-approved product with safety and efficacy data, we intend to price our product substantially higher than the generically available individual creams. We will then have to convince third-party payers and pharmacy benefit managers of the advantages of our product and justify our premium pricing. We may encounter resistance from these entities and will then be dependent on patients’ willingness to pay the premium and not seek alternatives. In addition, pharmacists often suggest lower cost prescription treatment alternatives to both physicians and patients. Our 505(b)(2) approval and the market exclusivity we may receive will not guarantee that such alternatives will not exist, that substitution will not occur, or that there will be immediate acceptance to our pricing by payer formularies. We expect the same resistance with regard to our phentermine product where several cheaper generics are already commercially available and physicians have extensive experience in prescribing these products.

Our ability to generate product revenues will be diminished if our products sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;
•	private health maintenance organizations and health insurers; and
•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage might not be available, and reimbursement levels might be inadequate, to cover our products. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our products, once approved, market acceptance of such products could be reduced. Proposals to modify the current health care system in the U.S. to improve access to health care and control its costs are continually being considered by the federal and state governments. In March 2010, the U.S. Congress passed landmark healthcare legislation. We cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically. Members of the U.S. Congress and some state legislatures are seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and possibly alternative health care reform proposals. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

Health administration authorities in countries other than the U.S. may not provide reimbursement for our products at rates sufficient for us to achieve profitability, or at all. Like the U.S., these countries have considered health care reform proposals and could materially alter their government-sponsored health care programs by reducing reimbursement rates. Any reduction in reimbursement rates under Medicare or foreign health care programs could negatively affect the pricing of our products. If we are not able to charge a sufficient amount for our products, then our margins and our profitability will be adversely affected.

We rely exclusively on third parties to formulate and manufacture our product candidates.

We do not have and do not intend to establish our own manufacturing facilities. Consequently, we lack the physical plant to formulate and manufacture our own product candidates, which are currently being manufactured entirely by a commercial third party. If any additional product candidate we might develop or acquire in the future receives FDA approval, we will rely on one or more third-party contractors to manufacture our products. If, for any reason, we become unable to rely on our current source or any future source to manufacture our product candidates, either for clinical trials or, for commercial quantities, then we would need to identify and contract with additional or replacement third-party manufacturers to manufacture compounds for preclinical, clinical and commercial purposes. We might not be successful in identifying additional or replacement third-party manufacturers, or in negotiating acceptable terms with any that we do identify. If we are unable to secure and maintain third-party manufacturing capacity, the development and sales of our products and our financial performance might be materially affected.

In addition, before any of our collaborators can begin to commercially manufacture our product candidates, each must obtain regulatory approval of the manufacturing facility and process. Manufacturing of drugs for clinical and commercial purposes must comply with the FDA’s Current Good Manufacturing Practices, or cGMP, and applicable non-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. Complying with cGMP and non-U.S. regulatory requirements will require that we expend time, money, and effort in production, recordkeeping, and quality control to assure that the product meets applicable specifications and other requirements. Our contracted manufacturing facilities must also pass a pre-approval inspection prior to FDA approval. Failure to pass a pre- approval inspection might significantly delay FDA approval of our products. If any of our collaborators fails to comply with these requirements, we would be subject to possible regulatory action which could limit the jurisdictions in which we are permitted to sell our products. As a result, our business, financial condition, and results of operations might be materially harmed.

Our reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We might be unable to identify manufacturers for commercial supply on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would generally require compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any;

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical and commercial needs, if any;

•
Our contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products;

•	Currently, our contract manufacturer is foreign, which increases the risk of shipping delays and adds the risk of import restrictions;

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards. We do not have complete control over third-party manufacturers’ compliance with these regulations and standards;

•
If any third-party manufacturer makes improvements in the manufacturing process for our products, we might not own, or might have to share, the intellectual property rights to the innovation with our licensors;

•	Operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including a bankruptcy of the manufacturer or supplier, and

•	We might compete with other companies for access to these manufacturers’ facilities and might be subject to manufacturing delays if the manufacturers give other clients higher priority than us.

Each of these risks could delay our clinical trials or the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates and could result in higher costs or deprive us of potential product revenues. As a result, our business, financial condition, and results of operations might be materially harmed.

We will be dependent on third-party contract research organizations to conduct all of our future human studies.

We will be dependent on third-party research organizations to conduct all of our human studies with respect to pharmaceutical products that we may develop in the future. If we are unable to obtain any necessary testing services on acceptable terms, we may not complete our product development efforts in a timely manner. If we rely on third parties for human studies, we may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing activities on schedule or when we so request. We may not be able to secure and maintain suitable research organizations to conduct our human studies. We are responsible for confirming that each of our clinical trials is conducted in accordance with our general plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our future product candidates.

Any termination or breach by or conflict with our strategic partners or licensees could harm our business.

If we or any of our collaborators or licensees fail to renew or terminate any of our collaboration or license agreements or if either party fails to satisfy its obligations under any of our collaboration or license agreements or complete them in a timely manner, we could lose significant sources of revenue, which could result in volatility in our future revenue. In addition, our agreements with our collaborators and licensees may have provisions that give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to termination of the agreement or delays in collaborative research, development, supply or commercialization of certain products, or could require or result in litigation or arbitration. Any such conflicts with our collaborators could reduce our ability to obtain future collaboration agreements and could have a negative impact on our relationship with existing collaborators, adversely affecting our business and revenues. Finally, any of our collaborations or license agreements may prove to be unsuccessful.

If we are unable to retain or hire additional qualified personnel, our ability to grow our business might be harmed.

As of the date of this Form 8-K, we have one (1) employee and (4) consultants to carry out our business plan. While we believe this will provide us with sufficient staffing for our current development efforts, we will need to hire or contract with additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing in connection with the continued development, regulatory approval and commercialization of our product candidates. We compete for qualified individuals with numerous pharmaceutical and biopharmaceutical companies, universities and other research institutions. Competition for these individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

In addition, we may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers. Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. The Company may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of the shares of Company Common Stock on any stock exchange or quotation platform other than OTC Markets or the OTCBB where the Company’s shares are currently quoted (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We will need to manage our anticipated growth and increased operational activity. Our personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy will require that we:

•	manage our regulatory approval trials effectively;
•	manage our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors, collaborators and other third parties;
•	develop internal sales and marketing capabilities or establish collaborations with third parties with such capabilities;
•	commercialize our product candidates;
•	improve our operational, financial and management controls, reporting systems and procedures; and
•	attract and motivate sufficient numbers of talented employees.

This future growth could place a strain on our administrative and operational infrastructure and may require our management to divert a disproportionate amount of its attention away from our day-to-day activities. We may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel, which may result in weaknesses in our infrastructure, and give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. We may not be able to make improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate or increase our revenues could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to effectively manage any future growth.

Risks Related to Our Regulatory and Legal Environment

We are subject to extensive and costly government regulation.

Product candidates and approved products such as ours are subject to extensive and rigorous domestic government regulation including regulation by the FDA, the Centers for Medicare and Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice, state and local governments, and their respective foreign equivalents. The FDA regulates the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import, and export of pharmaceutical products. The FDA regulates small molecule chemical entities, whether administered orally, topically or by injection, as drugs, subject to an NDA, under the Federal Food, Drug, and Cosmetic Act. If product candidates and approved products such as ours are marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not they have obtained FDA approval. Such foreign regulation might be equally or more demanding than corresponding U.S. regulation. Government regulation substantially increases the cost and risk of researching, developing, manufacturing, and selling our products. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive, and uncertain. Our collaborators or we must obtain and maintain regulatory authorization to conduct clinical trials and approval for each product we intend to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires submitting extensive preclinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product’s safety and efficacy for each intended use. The development and approval process might take many years, requires substantial resources, and might never lead to the approval of a product. Even if we are able to obtain regulatory approval for a particular product, the approval might limit the indicated medical uses for the product, limit our ability to promote, sell, and distribute the product, require that we conduct costly post-marketing surveillance, and/or require that we conduct ongoing post-marketing studies. Material changes to an approved product, such as, for example, manufacturing changes or revised labeling, might require further regulatory review and approval. Once obtained, any approvals might be withdrawn, including, for example, if there is a later discovery of previously unknown problems with the product, such as a previously unknown safety issue.

If we, our collaborators, or our contract manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in, among other things, delays in the approval of applications or supplements to approved applications; refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications; warning letters; fines; import and export restrictions; product recalls or seizures; injunctions; total or partial suspension of production; civil penalties; withdrawals of previously approved marketing applications or licenses; recommendations by the FDA or other regulatory authorities against governmental contracts; and/or criminal prosecutions.

We might not obtain the necessary U.S. regulatory approvals to commercialize any additional product candidates.

We have received FDA approval for the sale of our first product, Suprenza. We cannot assure you that we will receive the approvals necessary to commercialize for sale any additional product candidates, or any additional product candidate we acquire or develop in the future. We will need FDA approval to commercialize our additional product candidates in the U.S. In order to obtain FDA approval of any additional product candidate, we must submit to the FDA an NDA demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research, pre-clinical studies, and clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in additional drugs that the FDA considers safe for humans and effective for their indicated uses. The FDA has substantial discretion in the product approval process and might require us to conduct additional pre-clinical and clinical testing, perform post-marketing studies or otherwise limit or impose conditions on any additional approvals we obtain. The approval process might also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals might:

•	delay commercialization of, and our ability to derive product revenues from, our additional product candidates;
•	impose costly procedures on us; and
•	diminish any competitive advantages that we might otherwise enjoy.

Even if we comply with all FDA requests, the FDA might ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for any additional product candidates. Failure to obtain FDA approval of our additional product candidates will severely undermine our business by leaving us without additional saleable products, and therefore without any potential additional sources of revenues, until another product candidate could be developed or obtained. There is no guarantee that we will ever be able to develop or acquire another product candidate.

Following regulatory approval of any additional product candidates, we will be subject to ongoing regulatory obligations and restrictions, which may result in significant expense and limit our ability to commercialize our additional potential drugs.

If one of our additional product candidates is approved by the FDA or by another regulatory authority for a territory outside of the U.S., we will be required to comply with extensive regulations for product manufacturing, labeling, packaging, adverse event reporting, storage, distribution, advertising, promotion and record keeping. Regulatory approvals may also be subject to significant limitations on the indicated uses or marketing of the product candidates or to whom and how we may distribute our products. Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a drug's indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. For example, the label ultimately approved for our products, if any, may include restrictions on use, including restrictions based on level of obesity and duration of treatment. If so, we may be subject to ongoing regulatory obligations and restrictions, which may result in significant expense and limit our ability to commercialize our products. The FDA could also require a registry to track the patients utilizing the drug or implement a Risk Evaluation and Mitigation Strategy, or REMS, that could restrict access to the drug, reduce our revenues and/or increase our costs. Potentially costly post-marketing clinical studies may be required as a condition of approval to further substantiate safety or efficacy, or to investigate specific issues of interest to the regulatory authority.

Manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory agencies must approve these manufacturing facilities before they can be used to manufacture our future approved drugs, if any, and these facilities are subject to ongoing regulatory inspections. In addition, regulatory agencies subject a drug, its manufacturer and the manufacturer's facilities to continual review and inspections. The subsequent discovery of previously unknown problems with a drug, including adverse events of unanticipated severity or frequency, or problems with the facility where the drug is manufactured, may result in restrictions on the marketing of that drug, up to and including withdrawal of the drug from the market. If the manufacturing facilities of our suppliers fail to comply with applicable regulatory requirements, it could result in regulatory action and additional costs to us. Failure to comply with applicable FDA and other regulatory requirements may, either before or after product approval, if any, subject our company to administrative or judicially imposed sanctions, including:

•	issuance of Form 483 notices, warning letters and adverse publicity by the FDA or other regulatory agencies;
•	imposition of fines and other civil penalties due to product liability or other issues;
•	criminal prosecutions;
•	injunctions, suspensions or revocations of regulatory approvals;
•	suspension of any ongoing clinical trials;
•	total or partial suspension of manufacturing;
•	delays in commercialization;
•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our collaborators;
•	refusals to permit drugs to be imported into or exported from the U.S.;
•	restrictions on operations, including costly new manufacturing requirements; and
•	product recalls or seizures.

We have an agreement with Alpex Pharma SA to supply our Suprenza tablets. The Alpex manufacturing sites have been inspected by the U.S. (FDA) and corresponding EU authorities. If Alpex is unable to maintain ongoing FDA or local or foreign regulatory compliance, or manufacture Suprenza tablets in sufficient quantities to meet projected demand, the approval, the commercial launch, and future sales of Suprenza will be adversely effected, which in turn could have a detrimental impact on our financial results.

In addition, the law or regulatory policies governing pharmaceuticals may change. New statutory requirements may be enacted or additional regulations may be enacted that could prevent or delay regulatory approval of our product candidates. Contract Manufacturing Organizations, or CMOs, and their vendors or suppliers may also face changes in regulatory requirements from governmental agencies in the U.S. and other countries. We cannot predict the likelihood, nature, extent or effects of government regulation that may arise from future legislation or administrative action, either in the U.S. or elsewhere. If we are not able to maintain regulatory compliance, we might not be permitted to market any future approved products and our business could suffer.

We could be forced to pay substantial damage awards if product liability claims that may be brought against us are successful.

The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims and financial losses resulting from the use or sale of our products. We have obtained limited product liability insurance coverage for our clinical trials of $2 million per occurrence and in the aggregate, subject to a deductible of $50,000 per occurrence. There can be no assurance that our existing insurance coverage will extend to our other products in the future. Any product liability insurance coverage may not be sufficient to satisfy all liabilities resulting from product liability claims. A successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable items, if at all. Even if a claim is not successful, defending such a claim would be time consuming and expensive, may damage our reputation in the marketplace, and would likely divert management’s attention.

Risks Related to our Intellectual Property

Our Suprenza tablets could face generic competition before the patent protecting them expires on July 23, 2018.

On May 17, 2013, we received notification from Zydus that Zydus had submitted Abbreviated New Drug Application No. 204663 to the FDA seeking approval to engage in the commercial manufacture, use or sale of generic versions of the 15 mg and 30 mg dosages of our Suprenza® tablets. The notification informed us that Zydus was seeking to manufacture and sell its generic product prior to the expiration of U.S. Patent No. 6,149,938 (the “938 patent”) which is listed in the Orange Book and covers Suprenza®, and that the Zydus ANDA contained a certification that its proposed generic product does not infringe the ‘938 patent (“Paragraph IV Certification”). On June 19, 2013, we received a separate notification from Zydus that it was also pursuing approval for the 37.5 mg dosage of Suprenza® under the same-numbered ANDA, with a separate Paragraph IV Certification. In response, within 45 days of receiving the first notification from Zydus, we and our partners (Alpex Pharma, S.A. and Prenzamax, LLC), filed suit against Zydus and its parent Cadila Healthcare Limited (d/b/a Zydus Cadila) in Federal District Court in Delaware and New Jersey for infringement of the ‘938 patent pursuant, pursuant to the Hatch-Waxman statutory regime. We promptly notified the FDA of the initiation of this lawsuit and, pursuant to the statute, Zydus’s ANDA for a generic version of Suprenza® cannot be approved by the FDA for 30 months from our receipt of Zydus’ Paragraph IV notice letters while this lawsuit proceeds.

Although we are confident in the strength of our legal position that the defendants in this action are infringing a valid and enforceable United States patent through the development, manufacture and commercialization of their generic phentermine hydrochloride orally disintegrating tablets, there is risk inherent in civil litigation. It is possible, therefore, that the defendants prevail in either a determination that they do not infringe the ‘938 patent or that this patent is invalid or otherwise unenforceable. Such outcomes, though unlikely, carry the risk of undermining the market for Suprenza® as well as threatening the loss of an important intellectual property asset. Depending upon the court’s schedule and the pace kept by the parties in the litigation, such outcomes could occur prior to the expiration of the 30-month stay of the FDA’s approval of the Zydus ANDA.

Aside from risks in outcome, there are a number of aspects of intellectual property litigation that may have an impact on the Company, including:

•	high litigation costs;
•	distractions and other business interruptions due to litigation-related responsibilities such as discovery, depositions, court appearances, trial, etc.;
•	media coverage and other marketing-oriented influences relating to the progress of the litigation; and
•	general uncertainty pending district court outcome and exhaustion of all appeals.

Recently, Akrimax has initiated discussions with Zydus management to seek a resolution of this dispute. These discussions are at a very early stage but Zydus has indicated that a negotiated settlement should be explored. No terms have been agreed to and the companies are evaluating general concepts of a framework for settlement. It is customary in the specialty pharmaceuticals industry to enter into such settlement agreements. However, we cannot give any assurance that we will reach such a settlement or if we do that it will be on terms favorable to us. Increasingly, such settlements are scrutinized by the US Federal Trade Commission (FTC) to ensure that they are not anti-competitive. We intend to model our possible settlement on terms that are commonly agreed to in such cases and generally accepted by the FTC.

If we are unable to reach such a settlement we fully intend to defend our intellectual property. The litigation is likely to take a long time, is likely to be expensive and the outcome is uncertain.

Our business depends on protecting our intellectual property.

If we and our strategic manufacturing partner, Alpex, do not obtain protection for our respective intellectual property rights, our competitors might be able to take advantage of our research and development efforts to develop competing drugs. Our success, competitive position and future revenues, if any, depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. To date, we exclusively license one patent from Alpex. We also have the exclusive right to one pending patent from Alpex. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

•	Our patent rights might be challenged, invalidated, or circumvented, or otherwise might
•	not provide any competitive advantage;
•
Our competitors, many of which have substantially greater resources than we do and many of which might make significant investments in competing technologies, might seek, or might already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the U.S. or in international markets;

•
As a matter of public policy regarding worldwide health concerns, there might be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease treatments that prove successful; and

•
Countries other than the U.S. might have less restrictive patent laws than those upheld by U.S. courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

In addition, the U.S. Patent and Trademark Office and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents might be substantially narrower than anticipated.

In addition to patents, we also rely on trade secrets and proprietary know-how. Although we take measures to protect this information by entering into confidentiality and inventions agreements with our employees, scientific advisors, consultants, and collaborators, we cannot provide any assurances that these agreements will not be breached, that we will be able to protect ourselves from the harmful effects of disclosure if they are breached, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced.

Patent and other intellectual property protection is crucial to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate. Our business and prospects will be harmed if these protections prove insufficient.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties, and the breach of these agreements could adversely affect our business and prospects.

We rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, collaborators, supplies, and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by our competitors. We might be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and divert management’s attention from our operations.

If we infringe the rights of third parties we might have to forgo selling our future products, pay damages, or defend against litigation.

If our product candidates, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

•	obtain licenses, which might not be available on commercially reasonable terms, if at all;
•	abandon an infringing product candidate;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others;
•	pay damages, and/or
•	defend litigation or administrative proceedings which might be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Any of these events could substantially harm our earnings, financial condition and operations.

Risks Related to Our Common Stock, Liquidity Risks and Reverse Acquisition

Our securities will be deemed to be “Penny Stock" and subject to specific rules governing their sale.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to Company, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for shareholders to dispose of the Company’s Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We anticipate that there will not be an active public market for the Common Stock in the near term and you may have to hold your Common Stock and Investor Warrants for an indefinite period of time.

There is not an active public or other trading market for the Common Stock and we cannot assure you that any market will develop or be sustained. Because our Common Stock is expected to be thinly traded, you cannot expect to be able to liquidate your investment in case of an emergency or if you otherwise desire to do so. It may be difficult to for you to resell a large number of your securities in the Company in a short period of time or at or above their purchase price.

Because we are becoming public by means of a reverse acquisition we may not be able to attract the attention of brokerage firms.

Additional risks may exist since we became public through the Reverse Acquisition. Securities analysts of brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any offerings on our behalf.

Compliance with the reporting requirements of federal securities laws can be expensive.

The Company is a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders will cause its expenses to be higher than they would be if Citius remained privately-held. In addition, the Company will incur substantial expenses in connection with the preparation of the Registration Statement and related documents with respect to the registration of resale of the Common Stock sold in the Private Offering.

If the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or detect fraud. Consequently, shareholders could lose confidence in the Company’s financial reporting and this may decrease the trading price of its stock.

The Company must maintain effective internal controls to provide reliable financial reports and to be able to detect fraud. The Company has been assessing its internal controls to identify areas that need improvement. It is in the process of implementing changes to internal controls, but has not yet completed implementing these changes. Failure to implement these changes to the Company’s internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm its operating results and cause shareholders to lose confidence in the Company’s reported financial information. Any such loss of confidence would have a negative effect on the trading price of the Company’s stock.

The price of the Common Stock may become volatile, which could lead to losses by shareholders and costly securities litigation.

The trading price of the Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in the Company’s operating results;
•	announcements of developments by the Company or its competitors;
•	the completion and/or results of the Company’s clinical trials;
•	regulatory actions regarding the Company’s products
•	announcements by the Company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	adoption of new accounting standards affecting the Company’s industry;
•	additions or departures of key personnel;
•	introduction of new products by the Company or its competitors;
•	sales of the Company’s Common Stock or other securities in the open market; and
•	other events or factors, many of which are beyond the Company’s control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against the Company, whether or not successful, could result in substantial costs and diversion of its management’s attention and resources, which could harm the Company’s business and financial condition.

You may experience dilution of your ownership interests because of the future issuance of additional shares of the Common Stock.

In the future, the Company may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of its present stockholders. The Company is currently authorized to issue an aggregate of 90,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock. After giving effect to the sale of the Private Offering and the Reverse Acquisition, there are 30,025,286 shares of Common Stock outstanding, 3,400,067 shares underlying the Investor Warrants, 680,013 shares issuable upon the exercise of the Placement Agent Unit Warrants, 680,013 shares issuable upon the exercise of the warrants underlying the Placement Agent Units, 1,000,000 shares underlying the Placement Agent Share Warrants issued in connection with investment banking services and 3,300,000 shares underlying the options to be granted to our President and CEO, Leonard Mazur. The Company may also issue additional shares of its Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of its securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of Common Stock may create downward pressure on the trading price of the Common Stock. There can be no assurance that the Company will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of the Common Stock is currently quoted on OTC Markets and the OTC Bulletin Board.

The Common Stock is controlled by insiders.

The Company’s current and former officers and directors beneficially own approximately 50.4% of our outstanding shares of Common Stock after the closing of the Reverse Acquisition and the Private Offering. Such concentrated control of the Company may adversely affect the price of the Common Stock. If you acquire Common Stock, you may have no effective voice in the management of the Company. Sales by insiders or affiliates of the Company, along with any other market transactions, could affect the market price of the Common Stock.

We do not intend to pay dividends for the foreseeable future.

We have paid no dividends on our Common Stock to date and it is not anticipated that any dividends will be paid to holders of our Common Stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. The lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

Our Certificate of Incorporation allows for the board of directors to create new series of preferred stock without further approval by stockholders, which could adversely affect the rights of the holders of the Common Stock.

The Company’s Board of Directors will have the authority to fix and determine the relative rights and preferences of preferred stock. The Company’s Board of Directors will have the authority to issue up to 10,000,000 shares of preferred stock without further stockholder approval. As a result, the Company’s Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of the Common Stock. In addition, the Company’s Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than the Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of the Common Stock or result in dilution to our existing stockholders.

If and when a Registration Statement becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such shares.

Following the effective date of the Registration Statement required to be filed by the Registration Rights Agreement, a large number of shares of Common Stock will be available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.

We have broad discretion on how we use the proceeds we received in the Private Offering.

Our management has broad discretion on how to use and spend any proceeds we received from the Private Offering and may use the proceeds in ways that differ from the proposed uses discussed in this filing. Our stockholders may not agree with our decision on how to use such proceeds. If we fail to spend the proceeds effectively, our business and financial condition could be harmed and we may need to seek additional financing sooner than expected.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of its common stock.

The Company may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. The Company may have difficulty attracting and retaining directors with the requisite qualifications. If the Company is unable to attract and retain qualified officers and directors, the management of its business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

FORWARD-LOOKING STATEMENTS

Statements in this current report on Form 8-K may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this report, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to:

•	our ability to raise funds for general corporate purposes and operations, including our clinical trials;
•	the commercial feasibility and success of our technology;
•	our ability to recruit qualified management and technical personnel;
•	the success of our clinical trials;
•	our ability to obtain and maintain required regulatory approvals for our products; and
•	the other factors discussed in the “Risk Factors” section and elsewhere in this report.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

Business

Citius Pharmaceuticals, LLC, founded in 2007, is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for large and growing markets using innovative patented or proprietary formulations and modified drug delivery technology. Our founders have founded several successful pharmaceutical and life-sciences companies and are focusing on developing innovative treatments for obesity and gastrointestinal disease. Our products offer new and expanded indications for previously approved pharmaceutical products as a means to achieving leading market positions or potential market exclusivity. We seek to achieve these objectives by utilizing the U.S. Food and Drug Administration’s, or FDA’s, 505(b)(2) pathway for our new drug approvals. We believe this pathway is comparatively faster, lower risk and less expensive than the FDA’s traditional new drug approval pathway. In addition, we focus on obtaining intellectual property protection with the objective of listing relevant patents in the FDA Orange Book in order to limit generic competition. Our first product, Suprenza, was exclusively developed and licensed to us and is based on patented technology.

By using previously approved drugs with substantial safety and efficacy data, we seek to reduce the risks associated with pharmaceutical product development. We have already successfully employed this strategy to obtain FDA approval for Suprenza, which contains the active drug phentermine, a widely used appetite suppressant which is safe and efficacious in the treatment of obesity. We also plan to utilize this strategy to seek approval for other new drug product candidates for obesity. We also have a development candidate entering Phase 2 for the treatment of hemorrhoids based on combination of hydrocortisone, an anti-inflammatory drug and lidocaine, a topical anesthetic. We believe the markets for obesity and hemorrhoid treatments are both large and underserved by innovative, efficacious and cost-effective new products. The U.S. Centers for Disease Control, or CDC, estimates that more than 35% of U.S. adult men and women, or approximately 78 million U.S. adults, were obese in 2009-2010. In addition, it is estimated that hemorrhoids affect nearly 5% of the U.S. population, with approximately 10 million persons annually reporting to be suffering from the symptoms of hemorrhoidal disease.

We were formed as a Massachusetts limited liability company on January 23, 2007.

Our Strategy

Our goal is to build a successful pharmaceutical company through the development and commercialization of low-risk, innovative, efficacious and cost-effective products that address compelling market opportunities. We will seek to achieve this goal by:

•
Identifying new drug product candidates that are typically prescribed by a relatively small number of specialist physicians and can therefore be successfully commercialized by a small, specialty sales force;

•	Obtaining licenses for the most relevant and advanced technologies to provide our new product candidates with superior product characteristics and intellectual property protection;

•	Outsourcing formulation development and manufacturing in order to reduce our required capital investment;

•	Leveraging our in-house clinical and regulatory expertise to more rapidly advance the development of product candidates in our pipeline;

•	Establishing strategic relationships with marketing partners to maximize sales potential for our products that require significant commercial support; and

•	Managing our business in a financially disciplined and cost-conscious manner.

The FDA’s 505(b)(2) New Drug Application Approval Pathway

The FDA’s 505(b)(2) New Drug Application, or NDA, approval pathway can be utilized for a wide range of products, especially for those that represent a limited change from a previously approved drug. Further, there are compelling commercial benefits, such as the availability of three years of market exclusivity, to employing a 505(b)(2) regulatory strategy. Depending on the extent of the changes to the previously approved drug and the type of clinical data included in the NDA, the FDA may also grant pediatric exclusivity and orphan drug status. The 505(b)(2) approval pathway was designed by the FDA to encourage innovation while eliminating costly and time-consuming duplicative clinical studies.

The following are examples of changes to approved drugs which would be appropriate to submit as 505(b)(2) applications:

•	Changes in dosage form, strength, route of administration, formulation, dosing regimen, or indication;
•	A new combination product where the active ingredients have been previously approved;
•	Changes to an active ingredient (e.g., different salt, ester complex, chelate, etc.);
•	New Chemical Entity, or NCE, when studies have been conducted by other sponsors and published information is pertinent to the application (e.g., a pro-drug or active metabolite of an approved drug);
•	Change from a prescription, or Rx, indication to an over-the-counter, or OTC, indication;
•	Change to an OTC monograph drug (e.g., non-monograph indication, new dosage form); and
•
Drugs with naturally derived or recombinant (i.e., biological) active ingredients where additional limited clinical data is necessary to show the ingredient is the same as the ingredient in the reference drug.

For some products, FDA’s Reference Listed Drug, or RLD, can be relied upon for most of the safety and efficacy information; however, products that were approved with no or limited clinical trials and efficacy studies, and more importantly, those non FDA-approved prescription products that rely on the FDA’s Drug Efficacy Study Implementation, or DESI, route to market are subject to various additional pre-clinical, clinical and safety studies.

Our Marketed Product and New Product Candidates

Product	Indication	Current Status	Patent Expiry; Patent Number

Suprenza ODT (phentermine orally disintegrating tablet)	Obesity	Marketed	July 23, 2018; 6,149,938

Additional Suprenza Program	Obesity	Phase 2 ready	TBD

Hydrocortisone-Lidocaine Cream	Hemorrhoids	Phase 2 ready	TBD

Licensing agreement with Prenzamax LLC

In November 2011, we granted an exclusive license for sales and marketing of Suprenza to Prenzamax LLC, a specialty pharmaceutical company focused on providing innovative and advanced ethical prescription medications which have differential and therapeutically meaningful advantages to health care professionals and their patients. Prenzamax is an affiliate of Akrimax and was formed for the specific purpose of managing the Citius and Suprenza agreement.

Akrimax, founded in 2008, is a privately-held pharmaceutical company with sales in excess of $75 million annually, acquires, develops and markets advanced ethical prescription medications. The management team at Akrimax has extensive industry experience in identifying and developing innovative therapies to help health care professionals improve the lives of their patients. Akrimax has experienced rapid growth in sales due to its attractive product line, highly experienced management team, dedicated sales force and innovative marketing techniques. Akrimax has launched several successful branded generic products which are marketed to physicians by a highly trained sales force of over 40 sales representatives. In order to bring the best treatments to patients, Akrimax continuously evaluates opportunities to partner with other organizations that strive to improve patient care. With a proven track record of brand growth and success at Akrimax, it seeks and evaluates opportunities to in-license and/or acquire products in a variety of therapeutic areas including:

•	Late stage (phase III and pending approval) and/or approved products not yet launched
•	Unpromoted or underpromoted marketed products
•	Strategic co-promotion/cross promotion product
•	Company acquisitions

Akrimax and Prenzamax are majority owned by common investors and are therefore considered affiliates. Both Prenzamax and Akrimax have jointly agreed to the terms of performance on the agreement. Any reference to Prenzamax in this discussion also refers to Akrimax and vice versa.

Terms of the license

In November 2011, Citius granted Prenzamax an exclusive, royalty-bearing, transferable license, under Citius intellectual property solely to use and sell Suprenza in the United States and to manufacture or have Suprenza manufactured by third parties for subsequent sale. Prenzamax and its affiliates have the right to sublicense any of the rights granted in this agreement to contract manufacturers, distributors, co-promotion partners, contract sales organizations and other service providers assisting Prenzamax in the commercialization of Suprenza. If Prenzamax or its affiliates grants any such sublicense to a co-promotion partner, it will remain an active participant in the promotion and marketing of the products, and will ensure that the economic return to Citius under this Agreement is the same as if Prenzamax was promoting the product without such co-promotion partner.

Under the terms of the license, Prenzamax purchases Suprenza from our manufacturer, Alpex SA and is responsible for arranging the imports and customs requirements. Once the product is in the US it is delivered to Prenzamax’s third party logistics provider for warehousing, order processing and shipping to the end customers. Prenzamax is responsible for all payments for manufacturing, warehousing and distribution costs.

Prenzamax is also solely responsible for the selling and marketing costs associated with Suprenza. These costs include preparation of selling material, brochures and electronic media and advertising and promotion including providing samples of products to physicians and patients. A major cost component is sales force salaries, training and travel expenses. Prenzamax has approximately 50 field sales professionals who call on cardiologists, endocrinologists, primary care physicians and bariatric or weight loss management physicians. None of the sales people are exclusive to any product or physician specialty but are cross trained to sell all of Akrimax’s products. Akrimax prepares estimates of time and costs incurred in selling Suprenza and allocates those costs to calculate the Product EBITDA. Product EBITDA is defined as Sales less the cost of goods sales and marketing expenses and regulatory expenses.

Prenzamax Sales and Marketing Plans

Prenzamax sales and marketing process involves several of the following activities.

•	Introduction of the new product, its features and advantages, indications etc. to the sales force. This is typically conducted just prior to the launch.
•	Presentations by key opinion leaders and prescribing physicians to the sale force regarding disease management, potential concerns that would be encountered and how to manage them
•	Internal “sales pitch” practice among sales teams with sales management inputs
•	Developing thorough familiarity with brochures, collateral materials, technical data and results of clinical studies
•	Knowledge of insurance reimbursements, product promotions, co-pay coupons and distribution channel familiarity

Once trained, members of the sales staff call on identified key physicians in their respective medical offices to develop product acceptance, with the expectation of adoption of the medicinal drug product acceptance by the physicians and generation of related prescriptions. Normally, a trained sales person conducts 4-8 physicians meetings per day. The Prenzamax sales force is cross trained across several specialties, and is believed to be highly experienced and professional.

Currently Prenzamax has 40 sales people and plans to increase the number by 10 in 2014. Sales increase from base levels is generally a direct function of increasing the number of sales people and number of sales calls made per day, as well as concentrating on high prescribers-doctors with specialized obesity medical practices. A key component of future growth expectations is for Prenzamax to sub-license Suprenza to other specialty pharmaceutical companies that need additional products in their portfolios to optimize their revenues. Several such companies have approached Prenzamax and we are actively evaluating adding at least one more partner. Typically such arrangements involve paying the partners for increased or incremental sales directly related to their efforts. This sublicensing is expected to result in overall increase in sales for us-Citius and Prenzamax, lower sales and marketing costs to our “arrangement ecosystem”, increased product awareness and should contribute to our overall growth and profitability. At this point there can be no assurance that we will enter into any agreement or if we did that such arrangement will result in an immediate sales increase.

Since launching Suprenza late in the second calendar quarter of 2012, Prenzamax achieved sales of approximately $800,000 in fiscal year 2012. We believe that Suprenza will need to reach a sales level of approximately $4,000,000 annually to achieve break even. Any sales increase after achieving breakeven has a positive leveraging effect on our profitability, as discussed immediately below.

Profit sharing agreement

The agreement between Citius and Prenzamax provides that Prenzamax shall pay to Citius fifty percent (50%) of the Product EBITDA generated during each Fiscal Quarter during the Term once losses incurred up to that time by Prenzamax have been recouped. Also, Prenzamax has agreed to reimburse Citius for its Suprenza development costs in equal quarterly installments, in addition to a profit split of approximately $115,000 over the course of twelve (12) fiscal quarters, starting with the first quarter after profitability is achieved. Both Prenzamax and Citius are each responsible for fifty percent (50%) of the royalty due to Alpex after achieving profitability. Finally, both Prenzamax and Citius have agreed to equally share the cost of FDA fees and any additional studies that the FDA may request on the current formulation of Suprenza.

The agreement provides that Akrimax and Prenzamax will maintain accurate and complete books of record of net sales and gross margins, consistent with sound business and accounting practices, during the most recent three (3) year period and make such books of record available for inspection by Citius’s designated accounting firm for the purpose of verifying payments to Citius. In the event that any such inspection reveals an underpayment or an overpayment in the amounts that should have been paid to Citius then the underpayment amount shall be paid, or the overpayment amount shall be returned (as applicable), within forty-five (45) days.

Improvements and follow-on products

We intend to improve on the Suprenza formulation and conduct additional studies to develop a superior formulation to the one currently employed by Suprenza. In our agreement with Prenzamax, we have outlined a pathway to achieve this. Specifically, we will provide an opportunity to Prenzamax to participate in the costs and share in the profits of the new formulation. Following is a brief description of the process we expect to undertake.

If Citius, alone or with or through any of its affiliates or a third party, desires to develop, market or sell any improved form of product containing phentermine we will present the proposal to Prenzamax. Prenzamax will then have a period of 30 days from receipt of the proposal to notify us as to whether it is interested in participating in the performance and funding of the development work in exchange for access to commercialization rights. This is what is commonly known as a right of first refusal (“ROFR”). If Prenzamax is not interested in participating, or if it fails to timely notify Citius of its interest, then we will be permitted to proceed with such development and commercialization with commercial launch to be no earlier than four (4) years after the date that the proposal is submitted and Prenzamax shall have no right to participate in the development or commercialization of any new product and Prenzamax will have no right of access to or use of any data or materials generated in connection with such development work except for the right to submit such data to the Regulatory Authorities.

If Prenzamax timely notifies us of its interest in participating in the development work then we will negotiate our respective roles in such development work, including our respective commitment to provide funding for the performance of the work and our respective rights to commercialize any product. Unless otherwise agreed to by the Parties in writing we will each bear fifty percent (50%) of the development costs for the product and the product will be licensed on an exclusive basis to Prenzamax on the same terms and conditions (including sharing of EBITA on a 50-50 basis) as are set forth in this Licensing Agreement.

In the event that Prenzamax is not interested in the participation or we are unable to reach agreement on the terms of such participation, then we alone will be permitted to launch a follow-on product on or after the fourth (4th) anniversary of the date of the proposal and Prenzamax shall have the right, to be exercised by written notice to Citius within three (3) months prior to such fourth (4th) anniversary date, to terminate this Agreement, and to receive from Citius a payment equal to two (2) times the Product EBITDA for the most recent period of twelve (12) full calendar months ending prior to such fourth anniversary date.

Prevalence of Obesity

Obesity is a serious chronic disease condition that afflicts millions of people worldwide and often requires long-term or invasive treatment to promote and sustain weight loss. In the U.S., nationally representative survey data show that the prevalence of obesity has steadily increased over the past 30 years. In 1980, approximately 15% of the adult population in the U.S. was obese, defined as having a Body Mass Index, or BMI, greater than 30, based on data from the National Health and Nutrition Examination Survey, or NHANES. In the most recent NHANES, conducted for the period 2009 to 2010, over 78 million U.S. adult men and women, or over 35% of all U.S. adults, were classified as obese. In a separate study, the obesity prevalence trends from the NHANES data collected between the 1970s and 2004 were analyzed, and according to a report published in July 2008, it was estimated that by 2030, over 50% of the U.S. adult population will be obese.

The growing prevalence of obesity has increasingly been recognized as a significant public health problem. Comorbidities, which are life threatening conditions, associated with obesity which include heart disease, diabetes, cancer, breathing problems, arthritis and reproductive complications. According to the U.S. Department of Health and Human Services, or HHS, obese individuals have a 50% to 100% increased risk of premature death from all causes, as compared to individuals with healthy weights, and an estimated 300,000 deaths per year in the U.S. may be associated with obesity-related comorbidities. We believe there is a growing recognition within the medical community that obesity significantly exacerbates many other comorbidities and that obesity and its comorbidities cause significant added cost to the health care system. We further believe that more effective treatment of obesity may become an important cornerstone in managing its comorbidities.

Treatments for Obesity

Treatments for obesity consist of behavioral modification, pharmaceutical therapies and surgical interventions. Behavior modifications to diet and exercise are the preferred initial treatment in obesity according to the National Institutes of Health, or NIH; however, obese patients frequently drop out of behavioral modification programs, which typically results in weight regain. If pharmaceutical therapies are recommended, such recommendations are generally made after behavioral modification alone has failed. Bariatric surgery, including gastric bypass and gastric banding procedures, is employed in more extreme cases, typically for obese individuals with a BMI over 40. Surgery can be associated with significant side effects, potential complications including mortality, and substantial costs and recovery time.

Several pharmaceutical products have been approved for treating obesity in the U.S. Approved obesity drugs are generally prescribed for short-term use, with only a select few having been approved for longer-term maintenance therapy. Several older drugs, indicated for short-term administration, include phentermine, phendimetrazine, benzphetamine and diethylpropion. Of all the drugs used to treat obesity, phentermine is the most widely used. It was approved by the FDA in 1959 based on published clinical studies, not the rigorous double blinded clinical trials that are customary in modern day approvals. Despite a lack of clinical data, limited safety information included in the label, and a short-term therapy limitation, the use of phentermine has increased significantly in the past several years. This suggests that physicians are relying on the extensive safety and efficacy experience they have when prescribing the drug.

Our first product, Suprenza, is based on the generic molecule phentermine hydrochloride, a commonly used therapeutic drug for weight loss programs. Phentermine was first introduced in the United States to counter the widespread use of amphetamines which were commonly prescribed for weight loss, especially post pregnancy. Phentermine was found to be far less addictive than amphetamines, safe and equally efficacious and therefore was readily accepted as a standard treatment for obesity. It is currently approved in tablet (37.5 mg) and capsule (15 and 30 mg) dosage forms as a short-term adjunct (6-8 weeks) in a weight loss regimen. Phentermine is prescribed as an adjunct in weight reduction based on exercise, behavioral modification and caloric restriction in the management of exogenous obesity. In several cases, its good safety record and demonstrated effectiveness has led to longer use (10 -12 weeks) in physician-directed weight loss programs. Although not approved for the general pediatric population, phentermine is also being used in adolescents. We conducted limited clinical testing of our formulation of Suprenza comparing it to the presently marketed generic formulations and we have demonstrated that Suprenza can be taken with or without water and with or without food. We believe these attributes, which are not offered by the generic formulations are important distinguishing factors making Suprenza an attractive choice.

Currently approved anti-obesity drugs include Xenical (orlistat), marketed by Roche, the over-the-counter version, Alli, marketed by GlaxoSmithKline, phentermine, in several dosage forms and strengths which are available from several generic manufacturers, Qsymia (a combination of topiramate and phentermine HCL) marketed by VIVUS, Inc. and BELVIQ (lorcaserin HCL)marketed by Eisai Inc. Xenical works by inhibiting lipase, thus preventing digestion and absorption of dietary fat in the gastrointestinal tract. Meridia® (sibutramine) was previously marketed by Abbott Laboratories; however, in October 2010, Abbott Laboratories withdrew Meridia in the U.S. at the FDA's request. The FDA requested the withdrawal because they believed Meridia's risks were not justified compared with the modest weight loss that patients achieved on the drug. There are several drugs in development for obesity including an investigational drug candidate, Victoza, in Phase 3 clinical trials being developed by Novo Nordisk A/S and several other investigational drug candidates in Phase 2 clinical trials. Amylin Pharmaceuticals, Inc. announced that they have discontinued clinical activities in an ongoing Phase 2 study examining the safety and effectiveness of the investigational combination therapy pramlintide/metreleptin for the treatment of obesity.

Orexigen Therapeutics, Inc. submitted an NDA to the FDA for their investigational obesity drug candidate, Contrave (naltrexone sustained release/bupropion sustained release), which was not approved by the FDA in early 2011 due to cardiovascular safety concerns. The FDA requested, Orexigen to conduct a cardiovascular outcomes trial for Contrave, called the Light Study. After resubmitting the NDA, which is currently under review, on June 11, 2014, Orexigen announced that the FDA has extended its review period and will act on the NDA on September 11, 2014. The FDA has indicated that the review extension is needed to reach agreement on the post-marketing obligation related to the previously agreed upon evaluation of cardiovascular (CV) outcomes. The NDA resubmission package includes interim safety and CV outcomes data from the ongoing 8,900 patient Light Study. Discussions around the package insert and other post-marketing obligations are ongoing. Also, in October 2012, Orexigen’s partner, Takeda Pharmaceutical Company Limited submitted an NDA with the Ministry of Health, Labour and Welfare in Japan for cetilistat for the treatment of obesity with complications.

In June 2012, the FDA approved Arena Pharmaceuticals Inc.’s drug, BELVIQ, for chronic weight management in adults who are obese or are overweight with at least one weight related comorbidity condition. BELVIQ may, in the future, be marketed outside of the United States.

In July 2012, VIVUS, Inc.’s weight loss drug Qsymia was approved by the FDA, as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial BMI of 30 or greater (obese), or 27 or greater (overweight) in the presence of at least one weight-related comorbidity, such as hypertension, type 2 diabetes mellitus or high cholesterol. Qsymia incorporates low doses of active ingredients from two previously approved drugs, phentermine and topiramate. Due to certain adverse events observed during the clinical trials, the FDA has imposed marketing restrictions on Qsymia.

Many of these drugs are, or if approved, will be marketed by pharmaceutical companies with substantially greater resources than us.

There are also surgical approaches to treat severe obesity that are becoming increasingly accepted and could become competing alternatives. Two of the most well established surgical procedures are gastric bypass surgery and adjustable gastric banding, or lap bands. In February 2011, the FDA approved the use of a lap band in patients with a BMI of 30 (reduced from 35) with co-morbidities. The lowering of the BMI requirement will make more obese patients eligible for lap band surgery. A lap band is indicated for use in adult patients who have failed more conservative weight reduction alternatives, such as supervised diet, exercise and behavior modification programs. Patients who elect to have this surgery must make the commitment to accept significant changes in their eating habits for the rest of their lives. The potential impact on Suprenza and/or other weight loss pharmacotherapy is unknown. In addition, other potential approaches that utilize various implantable devices or surgical tools are in development. Some of these approaches are in late stage development and may be approved for marketing. If approved, the companies that market these drugs may have substantially greater resources than we have.

In the mid-1990s, fenfluramine or dexfenfluramine were used with phentermine in a combination known as “fen-phen” which demonstrated significant weight loss efficacy. In 1996, before fenfluramine and dexfenfluramine were withdrawn for safety issues, fen-phen, along with other prescribed anti-obesity pharmaceuticals, represented over 20 million total U.S. prescriptions, according to IMS Health, Inc., or IMS. We believe this history, combined with the substantial health and economic costs associated with obesity, underscores the unmet need and the potential for novel therapeutics to dramatically grow the market for obesity therapies.

Background on Phentermine

Phentermine is approved by the FDA as an appetite suppressant to help reduce weight in obese patients when used short-term (a few weeks) and combined with exercise, diet, and behavioral modification. Based on its extensive clinical usage and relatively low cost, phentermine is considered by many clinicians in the field as the first line drug therapy for obesity. It is typically prescribed for individuals who are at increased medical risk because of their weight, and it works by helping to release certain chemicals in the brain that control appetite. It was approved by the FDA based on the published medical literature available prior to 1962, not on the basis of rigorous clinical safety and efficacy trials that are now generally required. Nevertheless, the safety and efficacy of phentermine has been confirmed in at least nine clinical trials with 2026 adult patients. In addition, its safety and efficacy in children has also been established, reported initially with a 91-patient trial in 1965 and confirmed in an 84-patient trial by another investigator in 1966. In 2004, FDA’s Agency for Healthcare Research and Quality, or AHRQ, published an Evidence Report titled “Pharmacological and Surgical Treatment of Obesity.” The AHRQ Study consisted of a pooled analysis of the above mentioned clinical trials and it determined that subjects treated with phentermine lost an average of 3.6 additional kilograms of weight compared to placebo (95% CI, 0.6 to 6.0). In assessing the effect on maintenance of weight loss, the authors reported that patients treated with phentermine maintained a “fairly large” weight loss compared to placebo (2.43 kg) after discontinuation of the drug. The authors also concluded that phentermine use, in addition to lifestyle interventions, resulted in a statistically significant, but modest, increase in weight loss. In this review, no side-effect or adverse-event data were reported. For all these reasons, we identified phentermine as the preferred anorectic drug to develop for our new orally disintegrating tablets and for additional formulations to follow.

Phentermine – Recent U.S. Prescription Data and Market Opportunity

At its March 2012 Endocrinologic and Metabolic Drugs Advisory Committee Meeting, the FDA presented 10-year (1991-2011) U.S. anti-obesity prescription drug utilization data. The FDA’s patient count data indicated that during the last five years the number of patients receiving anti-obesity prescriptions had increased from approximately 1.9 million to just over 2.7 million patients, a total increase of approximately 43%, reflecting a compound annual growth rate, or CAGR of over 7%. Within this group, the phentermine patient count grew from approximately 1.35 million patients in 2006 to approximately 2.4 million patients in 2011, an increase over 75%, reflecting a CAGR of approximately 12%. In addition, data presented for the prevalence rates of dispensed anti-obesity prescriptions for the five-year period ending in 2011 also showed growth of over 45% for the entire category with prevalence growth for phentermine approximately double that of the entire category. This data implies that in 2011 phentermine patients represented almost 90% of the anti-obesity prescription market, as measured by patient count or prescription prevalence, up from approximately 65 to70% in 2006.

The relatively strong phentermine prescription growth has occurred despite a very low amount of promotional activity or spending. We believe that the recent news of the approvals of Qsymia and BELVIQ, as well as the current and future marketing and promotional activities for these two products, will help raise the awareness of obesity therapy in general and will increase the overall market size, including the size of the market for phentermine. We also believe that branded phentermine products with significant and well-differentiated patient and physician advantages, and accompanied by focused promotional activity, will benefit from the overall growth of the phentermine market.

Phentermine is predominantly prescribed by bariatric physicians, meaning physicians whose practice is centered on the causes, prevention, and treatment of obesity. The American Society of Bariatric Physicians, or ASBP, includes approximately 1,600 health care professionals as members, the majority of whom are family medicine, internal medicine or obstetrics and gynecology practitioners. In addition, recent Wolters Kluwer data, a market research data base used in the pharmaceutical industry indicates that in 2011, over 64,000 physicians wrote prescriptions for phentermine; however, approximately 2%, or roughly 1300 phentermine prescribers, account for approximately 30% of the phentermine prescriptions. We believe that a branded phentermine product with important competitive features is a product ideally suited for commercialization by a small specialty sales force.

Suprenza Brand Phentermine – Orally Disintegrating Tablets for Obesity

Suprenza, our first FDA-approved product, is an orally disintegrating tablet, or ODT, formulation of phentermine with several unique, patient-friendly features. We believe Suprenza has significant market potential due to these special features and due to the fact that phentermine is the most frequently prescribed drug for the treatment of obesity. We received FDA approval for two dosage strengths of Suprenza (15 and 30 mg) on June 13, 2011, and a third strength (37.5 mg) on March 27, 2012. In addition, U.S. Patent #6,149,938 for Suprenza’s ODT formulation is listed in the FDA Orange Book, and one additional U.S. patent for our formulation is pending. There is no generic equivalent for Suprenza and, as a result, drug substitution is limited. We granted a license for the U.S. commercial sales of Suprenza to Prenzamax LLC in November 2011 and Prenzamax launched the 15 and 30 mg tablets nationally in April 2012 and launched the 37.5mg tablets in early 2013. Suprenza ODT was formulated and is manufactured for us by Alpex Pharma SA of Mezzovico, Switzerland.

Suprenza ODT Post-Marketing Studies

Renal Pharmacokinetics Study

In connection with our NDA, the FDA requested and we committed to conduct two post-marketing studies of Suprenza ODT. The first is to study the pharmacokinetic, or PK, parameters of Suprenza ODT in renal compromised subjects. Drug exposure increases can be expected in patients with renal impairment who are treated with phentermine. However, Suprenza ODT’s pharmacokinetics has not been assessed in renal impaired patients. Since obesity can lead to renal failure, the possibility exists that patients with at least mild or moderate renal failure may be prescribed Suprenza ODT. Therefore, it is important to assess the changes in the PK parameters of Suprenza ODT in patients with renal impairment. The primary endpoint of this study is the pharmacokinetic assessment of Suprenza ODT in renal impaired patients and results of this study will provide important new information to prescribing physicians regarding phentermine dosing and dose adjustments for these at-risk patients. We believe that this is the first such study of phentermine in renal compromised patients and may provide us with label claims and marketing advantages over competing phentermine products.

Drug Utilization Study

Phentermine is classified by the Drug Enforcement Administration, or DEA, as a Category IV controlled substance, the lowest category for addiction and abuse, as a result of its properties as a mild stimulant. Based on this classification, the FDA has expressed some concern regarding phentermine abuse and addiction. As part of our New Drug Approval, the FDA requested and we committed to conduct a study of the annual use of Suprenza ODT for three years after product launch. The study will provide information on the distribution of age, sex, and BMI of patients treated with Suprenza ODT, as well as the average duration of use, average size of prescription, average cumulative dose per patient, concomitant drug use and concomitant disease diagnoses. The results of this study will enable Citius to assess the potential risk of abuse of Suprenza ODT.

Citius’s Proposed Suprenza Program

Despite phentermine’s significant history of safety and efficacy in its use for the treatment of obesity, there remain several issues with regard to the currently approved and marketed phentermine formulations that create challenges for physicians and patients. We believe that the short-term treatment limitation is challenging for physicians and patients because obesity is typically a chronic condition that is rarely resolved in just a few weeks. Our discussions with experts on obesity and, specialist physicians in the obesity treatment field confirm that this short-term therapy limitation is problematic and that long-term and continuous phentermine therapy is optimal for maintaining weight loss.

We received FDA approval for Suprenza ODT on the basis of bioequivalence studies. As a result, our approval also limits the use of Suprenza to short-term therapy. We did not conduct additional safety or efficacy studies and, therefore, we did not receive expanded label claims and we were not granted limited market exclusivity. We believe that by working to develop novel, proprietary phentermine formulations and testing them in rigorous clinical trials we will create new phentermine products with expanded label claims and market exclusivity that will help physicians and patients overcome the challenges associated with existing phentermine products and meaningfully improve their obesity treatment options.

Novel and Proprietary Formulations

We intend to work with leading pharmaceutical development groups and innovative drug delivery technology providers to develop proprietary and patentable formulations of phentermine in order to achieve product features that will be valuable to prescribing physicians and their patients and to create significant intellectual property protection for our products.

Long-Term Usage Indication

We approached the FDA in 2007 and received guidelines for obtaining marketing approval of Suprenza. The FDA offered us two approval pathways, the first of which involved conducting only bioequivalence studies and limited additional trials to study the effects of food, water, and route of administration for obtaining approval with improved label claims. The FDA also suggested a second approval pathway which included conducting rigorous clinical trials to obtain an expanded label. Consequently, based on the feedback we received from the FDA, we intend to conduct Phase 2 and Phase 3 studies based on the FDA’s Draft Guidance for Industry – Developing Products for Weight Management, February 2007, in order to receive FDA approval of a phentermine long-term usage indication.

We intend to conduct our Suprenza development program as follows:

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Develop new and differentiated formulations of phentermine as compared to the currently marketed products to achieve changes in dosage form, strength, route of administration, formulation, dosing regimen, or indication;

•	Conduct additional toxicity studies to provide safety data for long-term usage as required under the new FDA guidelines;
•	Perform Phase 2 studies to select optimum dosage strength and dosing regimen to address the possible cardio-vascular risks;
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Discuss findings of Phase 2 studies with FDA and seek to obtain Special Protocol Assessment, or SPA, defining Phase 3 program designed specifically for our phentermine formulation, dosage strength and dosing regimen and study design; and Conduct phase 3 studies as required by the FDA to establish safety and efficacy.

Cost and timelines

Phase 3 studies, even those that rely on the 505(b)(2) approval pathway, are inherently expensive and time consuming. The risk of failure to demonstrate the efficacy of phentermine still exists, as efficacy studies were not conducted at the time of its approval. We estimate that the cost of our program will exceed the amount of money that we anticipate receiving through the First Closing of the Private Offering, and we do not have any assurance that we will continue to be able to fund the program, either by ourselves or through any partnership that we may seek. Also, we believe that, based on our limited interaction with the FDA to date, this program will require a minimum of 4 years of development and clinical studies before we can submit an NDA to the FDA for approval.

Market Exclusivity

We believe that if we are the first to conduct phase 3 clinical trials on phentermine, we will qualify for three years of market exclusivity for our dosage strength and formulation. In addition, we will benefit from any patent life exclusivity conferred to us by any proprietary technology we may incorporate into our formulation. Most importantly, we will be the only phentermine product specifically proven to be efficacious and approved for long-term use. We believe that a long-term usage indication and safety and efficacy data in an expanded phentermine label, along with 3 years of market exclusivity on our dosage strength and formulation plus any other patent-related exclusivity we may obtain will provide us with a meaningful advantage in achieving a significant position in the market for pharmaceutical products for the treatment of obesity.

Treatments for Hemorrhoids

Our next product is intended for the treatment of grade I and grade II hemorrhoids. We believe that there are no FDA-approved drug products for the treatment of grade I and grade II hemorrhoids. There are several OTC medications used to treat hemorrhoids including Preparation H cream, hydrocortisone creams in various strengths up to 1%, and Anusol suppositories and medicated wipes and pads. In addition, several companies manufacture and market higher, prescription strengths of hydrocortisone creams, gels, ointments and suppositories, lidocaine creams and gels, and combination creams containing hydrocortisone and lidocaine. None of these products have undergone clinical trials or have been submitted to or approved by the FDA on the basis of safety and efficacy. Alaven® Pharmaceuticals LLC, now part of Meda Pharmaceuticals, Inc. manufactures and sells a combination product containing hydrocortisone and pramoxine which patients and physicians are utilizing for the treatment of hemorrhoids. This product has also not been approved by the FDA for the indication and claims contained in the product label.

To our knowledge, there are currently no FDA-approved drug products for the treatment of hemorrhoids. Some physicians are known to prescribe topical steroids, such as Anusol-HC, for the treatment of hemorrhoids. In addition, there are various strengths of topical combination prescription products containing hydrocortisone along with lidocaine or pramoxine, each a topical anesthetic, that are prescribed by physicians for the treatment of hemorrhoids. However, none of these single-agent or combination prescription products have been clinically evaluated for safety and efficacy and approved by the FDA for the treatment of hemorrhoids. Further, many hemorrhoid patients use OTC products as their first line therapy. OTC products, such as Preparation H, contain any one of several active ingredients including glycerin, phenylephrine, pramoxine, white petrolatum, shark liver oil and/or witch hazel, for symptomatic relief. No data are available regarding the clinical efficacy of these OTC symptomatic treatments for hemorrhoids.

There has been very limited research conducted on treatment of hemorrhoids and therefore there is very limited historical clinical trial protocols or outcomes information available to us to design our programs. The clinical end points in our studies will be subjective responses from patients as they perceive improvements or lack thereof in their symptoms. Such outcome trials have high variability and are also subject to site-to-site variability, making them more risky.

Development of Hemorrhoids Drugs

Hemorrhoids are a common gastrointestinal disorder, characterized by anal itching, pain, swelling, tenderness, bleeding and difficulty defecating. In the U.S., hemorrhoids affect nearly 5% of the population, with approximately 10 million persons annually admitting to having symptoms of hemorrhoidal disease. Of these persons, approximately one third visit a physician for evaluation and treatment of their hemorrhoids. The data also indicate that for both sexes a peak of prevalence occurs from age 45 to 65 years with a subsequent decrease after age 65 years. Caucasian populations are affected significantly more frequently than African Americans, and increased prevalence rates are associated with higher socioeconomic status in men but not women. Development of hemorrhoids before age 20 is unusual. In addition, between 50% and 90% of the general U.S., Canadian and European population will experience hemorrhoidal disease at least once in life. Although hemorrhoids and other anorectal diseases are not life-threatening, individual patients can suffer from agonizing symptoms which can limit social activities and have a negative impact on the quality of life.

Hemorrhoids are defined as internal or external according to their position relative to the dentate line. Classification is important for selecting the optimal treatment for an individual patient. Accordingly, physicians use the following grading system:

Grade I	Hemorrhoids not prolapsed but bleeding.

Grade II	Hemorrhoids prolapse and reduce spontaneously with or without bleeding.

Grade III	Prolapsed hemorrhoids that require reduction manually.

Grade IV	Prolapsed and cannot be reduced including both internal and external hemorrhoids that are confluent from skin tag to inner anal canal.

Topical Combination Prescription Hemorrhoid Products – Recent U.S. Prescription Data and Market Opportunity

The current market for topical DESI formulations of hydrocortisone and lidocaine is highly fragmented. Several topical combination prescription products for the treatment of hemorrhoids are available containing hydrocortisone in strengths ranging from 0.5% to 3.0%, combined with lidocaine in strengths ranging from 1.0% to 3.0%. The various topical formulations include creams, ointments, gels, lotions, enemas, pads, and suppositories. The most commonly prescribed topical combination gel, AnaMantle®, is sold as a branded generic product and contains 2.5% hydrocortisone and 3.0% lidocaine. According to IMS, over 25 million units of topical combination prescription products for hemorrhoids were sold in the U.S. during the twelve-month period ended June 2012 comprising an estimated $80 million annual market in the United States. There are almost no sales, marketing or promotional efforts on behalf of these products, yet they have achieved reasonable acceptance by physicians who treat hemorrhoids. Over the past few years, sales of some of these products have declined as the FDA directed certain manufacturers to suspend operations due to deficient manufacturing practices. As the FDA continues to tighten controls on DESI drug manufacturers, we believe that no new companies are entering the market to supply these products.

We believe that the development of an FDA-approved, topical combination prescription product for the treatment of grade I and II hemorrhoids represents an attractive, low-risk product opportunity with meaningful upside potential.

Hydrocortisone-Lidocaine Topical Combination Prescription Cream for Hemorrhoids

As discussed above, we believe there are no FDA-approved prescription therapies for grade I and II hemorrhoids. Although there are numerous prescription and OTC products commonly used to treat hemorrhoids, none possess proven safety and efficacy data generated from rigorously conducted clinical trials. We believe that a novel topical formulation of hydrocortisone and lidocaine designed to provide anti-inflammatory and anesthetic relief and which has an FDA-approved label specifically claiming the treatment of grade I and II hemorrhoids will become an important treatment option for physicians who want to provide their patients with a therapy that has demonstrated safety and efficacy in treating this uncomfortable and often recurring disease.

Our Communications with the FDA

Combination drugs, such as the one we propose to develop, are subject to meeting certain testing criteria that have been established by the FDA. Specifically, the FDA requires combination drugs to be tested to demonstrate the efficacy contribution of each of the drugs separately, as well as further prove that the combination is superior in efficacy to the individual drugs. Typically, Phase 3 clinical trials of combination drugs are four-arm studies with the placebo, the proposed combination and each drug component tested individually. This obviously increases both the cost and the complexity of the clinical trials, making the outcomes more uncertain.

In January 2011, we requested a Pre-Investigational New Drug application, or Pre-IND, meeting with the FDA and filed our briefing documents outlining our development plans for developing and testing a hemorrhoid hydrocortisone/lidocaine cream. Shortly thereafter, we discussed the plan with the FDA and reached agreement on the general outline of a clinical development plan. Specifically, the key features of our plan include:

•	Toxicology studies to support long-term and repeated usage of combination cream,
•	Phase 2 safety and dose ranging study to select optimum combination for Phase 3 study,
•	4-arm Phase 3 study to satisfy the FDA’s combination rule,
•	Phase 1 studies to be conducted in parallel with Phase 3 study due to the extensive information already available on both hydrocortisone and lidocaine,
•	Waiver request from a pediatric study based on a demonstration through the literature that this indication is primarily an adult condition, and
•	Bridging studies to currently marketed products.

We believe that these guidelines are clear and provide us with a high degree of flexibility in conducting our studies. Since we are conducting our Phase 1 studies much later in the program, we are reducing the initial cost of our program. The FDA has also offered us the opportunity to provide additional data as it becomes available to further refine the development plan.

Development Activities to Date

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Toxicological Studies – We have completed 28-day repeat dose toxicology studies as requested by the FDA to demonstrate safety. The studies did not show any toxic effects of either of these active drugs even at concentrations much higher that what we propose to use in our human trials. After we complete the Phase 2 studies, we will conduct additional toxicological work to support filing of our New Drug Application.

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Drug Manufacturing – We have completed manufacturing of 7 different strengths of single active and combination drug products in sufficient quantities for us to complete Phase 2 clinical studies. The investigational drug was manufactured under current Good Manufacturing Practice by IG Laboratories, Inc. and has been undergoing long-term stability studies. The drug product meets all our specifications and is stable.

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Investigational New Drug application, or IND, Submission to FDA – In September 2012, we submitted our IND to the FDA to initiate Phase 2 dose ranging study. We have proposed conducting this study in approximately 140 subjects. We have not received any negative communication on this filing and we are prepared to initiate the study.

Market Exclusivity

We believe that if we are the first company to conduct rigorous clinical trials and receive FDA approval of a topical hydrocortisone-lidocaine combination cream for the treatment of hemorrhoids, we will qualify for 3 years of market exclusivity for our dosage strength and formulation. In addition, we will also be the only product on the market specifically proven to be safe and effective for the treatment of hemorrhoids. Generally, if a company conducts clinical trials and receives FDA approval of a product for which there are similar, but non FDA-approved, prescription products on the market, the manufacturers of the unapproved but marketed products are required to withdraw them from the market. However, the FDA has significant latitude in determining how to enforce its regulatory powers in these circumstances. We have not had any communication with the FDA regarding this matter and cannot predict what action, if any, the FDA will take with respect to the unapproved products.

We believe that should our product receive an FDA approval and demonstrate, proven safety and efficacy data, and if our products obtain 3 years of market exclusivity based on our dosage strength and formulation, Citius is likely to have a meaningful advantage in its pursuit of achieving a significant position in the market for topical combination prescription products for the treatment of hemorrhoids.

Clinical Trial Consultants and Contract Research Organizations, or CROs

For our Suprenza development program, we have engaged Kinexum LLC (“Kinexum”), of Harpers Ferry, West Virginia, a full-service, pharmaceutical regulatory and clinical trials consulting organization to assist us with our regulatory strategy and to help us manage and conduct our clinical trials. Kinexum was founded and is led by G. Alexander "Zan" Fleming, M.D. Among his many distinguished accomplishments, Dr. Fleming was a medical team leader in the FDA’s Division of Metabolic and Endocrine Drug Products. As such, he was the primary medical reviewer for three important pharmaceutical new molecular entities: lovastatin to treat high cholesterol and metformin and troglitazone to treat diabetes. Kinexum provides us with a full suite of services and professionals and has a proven track record of helping major international pharmaceutical companies, public and private biotechnology companies and leading not-for-profit healthcare research and service organizations develop their products.

For the development of our hydrocortisone-lidocaine topical combination prescription cream for the treatment of hemorrhoids, we have engaged Therapeutics Inc., of San Diego, California, a full-service, dermatology-focused pharmaceutical development, regulatory and clinical trials consulting organization to assist us with our regulatory strategy and to help us manage and conduct our clinical trials. Therapeutics Inc. was founded and is led by Dan Piacquadio, M.D. Dr. Piacquadio established the clinical research program for the Division of Dermatology at the University of California, San Diego and served as director of this facility from 1989 to 1997, during which time period it became regarded as one of the leading academic product development groups in the United States. In addition, Dr. Piacquadio has been instrumental in the non-clinical and clinical development phases of a variety of soft tissue augmentation products including Hylaform (Biomatrix) and played a key role in defining regulatory strategy and clinical development of the first laser-based hair removal technology pioneered by Thermolase. As a consultant to the FDA’s Generic Drug Group, he co-led the development of the current bioequivalency standards for topical steroids. Therapeutics Inc. provides us with a full suite of services and professionals and has a proven track record of helping major pharmaceutical companies and public and private biotechnology companies develop their products.

Manufacturing

We do not currently have and we do not intend to set up our own manufacturing facilities. We expect to use approved contract manufacturers for manufacturing our products in all stages of development after we file for FDA approval. Each of our domestic and foreign contract manufacturing establishments, including any contract manufacturers we may decide to use, must be listed in the New Drug Application “NDA” and must be registered with the FDA. Also, the FDA imposes substantial annual fees on manufacturers of branded products. At present we and our partner, Prenzamax, have agreed to pay these costs equally.

Alpex Supply Agreement

In June of 2008, we entered into a development and supply agreement with Alpex Pharma SA (“Alpex”), of Mezzovico, Switzerland. Under the agreement, Alpex developed the formulations of Suprenza and is manufacturing and supplying the product to our marketing partner, Prenzamax LLC. In November 2011, the agreement was amended such that we now have the right to have Alpex transfer the technology to a third party for manufacture and supply of the product. Also, if Alpex fails to supply the product, we may use an alternate manufacturer for our supply of such products until Alpex is able to resume production.

The Alpex facility has been inspected by several regulatory agencies including the FDA for compliance with cGMP. Currently, Alpex is the primary manufacturer for Suprenza and has supplied sufficient quantities to meet the demand for our products.

IGI Laboratories Supply Agreement

In July 2010, we entered into an agreement with IGI Laboratories, Inc. of Buena, New Jersey, a developer and manufacturer of prescription topical drugs for the development of hydrocortisone and lidocaine cream formulations. IGI has expertise in developing topical products in a wide range of dosage forms, including topical solutions, creams, ointments and gels.

The agreement only provides for development and supply of quantities to conduct Phase 2 studies. For our future needs, we may continue our relationship with IGI or we may seek a different manufacturer.

Sources and Availability of Raw Materials and Clinical Supplies

In general, our suppliers purchase raw materials and supplies on the open market. Substantially all such materials are obtainable from a number of sources so that the loss of any one source of supply would not have a material adverse effect on us. However, we currently only have one source of supply for the active pharmaceutical ingredient, or API, for phentermine hydrochloride. The loss of that supply would temporarily delay production of Suprenza and could have a material adverse effect on our business.

Compliance with Environmental Regulations

If we elect to conduct product development and manufacturing, we will be subject to regulation under various federal and state laws, including the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Controlled Substances Act and other present and potential future federal, state or local regulations.

Sales and Marketing

We are primarily focused on identifying medical needs and proposing product solutions that we believe offer superior benefits and additional safety and clinical information. Once we identify such needs and product concepts through market research, we sub-contract the drug formulation development work to companies specializing in drug development. We manage the regulatory process through product approval. As of now, we do not market our products ourselves. We have identified several specialty pharmaceutical companies with large sales forces, experienced sales and marketing management teams, significantly larger resources than ours, and non-competing product portfolios that we believe would make excellent sales and marketing partners for us and our existing and expected products. We intend to license our products to such companies for sales and marketing.

In November 2011, we entered into an exclusive license agreement with Prenzamax LLC (“Prenzamax”), pursuant to which we granted to Prenzamax a license for sales of Suprenza in the U.S. Prenzamax’s performance of this agreement is guaranteed by Akrimax LLC (“Akrimax”), a specialty pharmaceuticals sales and marketing company. Akrimax has several branded and branded-generic products that are being sold to cardiologists, endocrinologists and general practitioners. Suprenza is sold by the Akrimax sales force which consists of approximately 50 sales and marketing professionals. The exclusive license agreement provides that all of the sales and marketing expenses will be incurred and borne by Prenzamax. Both we and Prenzamax will equally share the expenses related to FDA establishment fees, product fees and post-marketing studies and the resulting earnings will be shared equally by us and Prenzamax. The co-founder and Vice Chairman of Akrimax is Leonard Mazur, our President and Chief Operating Officer, who will assume the additional position of Chief Executive Officer of the Company. See “Related Party Transactions”.

Our agreement with Prenzamax also provides that we will offer them the opportunity to share costs of new product development. If Prenzamax offers to share in our development costs, we will negotiate the terms on which such investment from Prenzamax will be accepted by us. We have not made any decision regarding the terms we would offer Prenzamax in our future development program for Suprenza. There is no assurance that Prenzamax will participate in the cost of our development program. Also, we do not have any limitations or conditions on our second product candidate, hydrocortisone/lidocaine and we are not required to offer this product to either Prenzamax or any other third party for sales and marketing. We have not decided whether we will market our future products or elect to license their sales and marketing. We have very limited resources and management capabilities in managing pharmaceutical sales, and we cannot offer any assurance that our decision will necessarily result in the best possible financial return for our products.

Patents and Proprietary Rights

Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates both in the U.S. and abroad. However, patent protection may not provide us with complete protection against competitors who seek to circumvent our patents. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests.

Our success depends in large part on our ability to protect our proprietary technologies, compounds and information, and to operate without infringing the proprietary rights of third parties. We rely on a combination of patent, trade secret, copyright, and trademark laws, as well as confidentiality, licensing and other agreements, to establish and protect our proprietary rights. There is no assurance that any of our patent applications will be granted, or that any of the patents will be enforceable or will cover a drug or other commercially significant product or method.

Because the time period from filing a patent application to the issuance, if ever, of the patent is often more than three years and because any regulatory approval and marketing for a drug often occurs several years after the related patent application is filed, the resulting market exclusivity afforded by any patent on our drug candidates and technologies will likely be substantially less than 20 years. In the United States, the European Union and some other jurisdictions, patent term extensions are available for certain delays in either patent office proceedings or marketing and regulatory approval processes. However, due to the specific requirements for obtaining these extensions, there is no assurance that our patents will be granted extensions even if we encounter significant delays in patent office proceedings or marketing and regulatory approval.

In addition to patent protection, we rely on trade secrets, proprietary know-how, and continuing technological advances to develop and maintain our competitive position. To maintain the confidentiality of our trade secrets and proprietary information, all of our employees are required to enter into and adhere to an employee confidentiality and invention assignment agreement, laboratory notebook policy, and invention disclosure procedures as a condition of employment. Additionally, our employee confidentiality and invention assignment agreements require that our employees not bring to us, or use without proper authorization, any third-party proprietary technology. We also require our consultants and collaborators that have access to proprietary property and information to execute confidentiality and invention rights agreements in our favor before beginning their relationship with us. While such arrangements are intended to enable us to better control the use and disclosure of our proprietary information and provide for our ownership of proprietary technology developed on our behalf, they may not provide us with meaningful protection for such property and technology in the event of unauthorized use or disclosure.

Suprenza Intellectual Property

Suprenza is based on the know-how, technology and intellectual property, including patents, owned by Alpex Pharma SA and licensed to us by Alpex. We are dependent on the ability and competence of Alpex and other third parties for the continued development of Suprenza. Suprenza is covered by the following issued and pending patents. We have listed the issued patent, U.S. #6,149,938, titled “Process for the preparation of a granulate suitable to the preparation of rapidly disintegrable mouth-soluble tablets and compositions obtained thereby” in the FDA’s publication called “Approved Drug Products with Therapeutic Equivalence Evaluations” otherwise known as the “Orange Book”. We also have a pending patent titled “Solid Dosage formulations containing weight-loss drugs” which, if granted, will be listed in the Orange Book. There is no assurance that additional patents will be granted, or if granted, that they will be enforceable.

Competition

We operate in a highly competitive and regulated industry which is subject to rapid and frequent changes. We face significant competition from organizations that are pursuing drugs that would compete with the drug candidates that we are developing and the same or similar products that target the same conditions we intend to treat. Due to our limited resources, we may not be able to compete successfully against these organizations, which include many large, well-financed and experienced pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies.

Government Regulation

Our activities are subject to the laws and regulations of multiple governmental authorities in the United States as well as in other countries in which our products may be tested or marketed. In the United States, prescription drug products are subject to extensive pre- and post-market regulation by the FDA, including regulations that govern the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and promotion under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and by comparable agencies and laws in foreign countries. We are also subject to other federal, state and local environmental and safety laws and regulations, including regulation of the use and care of laboratory animals. Failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, partial or total suspension of production or withdrawal of the product from the market.

Product Approval Process

The process required by the FDA before our drug candidates may be marketed in the United States generally involves the following:

Preclinical Testing

Preclinical tests include laboratory studies to evaluate toxicity in animals. The results of preclinical tests, together with manufacturing information and analytical data, are submitted as part of an Investigational New Drug application, or IND, to the FDA. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, regulations.

Clinical Trials

Clinical trials are typically conducted in the following sequential phases, which may overlap:

•	Phase 1 Clinical Trials. Studies are initially conducted in a limited number of healthy volunteers to test for safety, dose tolerance, absorption, metabolism, distribution and excretion.

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Phase 2 Clinical Trials. Studies are conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted indications and to determine dose tolerance and optimal dosage. We may have to conduct multiple Phase 2 clinical trials prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3 Clinical Trials. These are commonly referred to as pivotal studies. When Phase 2 evaluations demonstrate that a dose range of the product is effective and has an acceptable safety profile, Phase 3 clinical trials are undertaken in large patient populations to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to confirm safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

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Phase 4 Clinical Trials. In some cases, the FDA may condition approval of an NDA for a drug candidate on the sponsor's agreement to conduct additional clinical trials to continue to monitor the drug's safety after NDA approval. In addition, a sponsor may decide to conduct additional clinical trials after the FDA has approved an NDA to test efficacy in additional conditions and seek approval for new indications. Post-approval trials are typically referred to as Phase 4 clinical trials.

In addition some of our product candidates are combination prescription drugs. To test these products we will need to comply with the FDA’s regulation that we show contribution of each active drug in the formulation and that the combination provides superior efficacy compared to individual drugs taken alone. This means that our clinical trials for our product candidates will need to evaluate the combination as compared to each component separately and to placebo.

New Drug Application

The results of product development, preclinical studies, manufacturing process and clinical trials are submitted to the FDA as part of an NDA. The cost of preparing and submitting an NDA is substantial. The Prescription Drug User Fee Act, requires the payment of user fees with the submission of NDAs, including 505(b)(2) NDAs. These application fees are substantial ($1,841,500 in the FDA’s Fiscal Year 2012) and will likely increase in future years. Manufacturers and sponsors of approved drugs are subject to annual product and establishment fees of $520,100 per manufacturing establishment and $98,970 per product.

Upon completion of its review of the NDA, FDA issues an approval letter. If the FDA is not satisfied with the information provided in the application it issues a Complete Response Letter, or CRL. A complete response letter outlines the deficiencies in the submission and may require additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in 2 or 6 months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require post-approval testing and surveillance to monitor the drug’s safety or efficacy and may impose other conditions, including labeling restrictions which can materially affect the potential market and profitability of the drug. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Section 505(b)(2) New Drug Applications

As an alternate path to FDA approval for modifications to products previously approved by the FDA, an applicant may file an NDA under Section 505(b)(2) of the FFDCA. Section 505(b)(2) was enacted as part of the Hatch-Waxman Act. This statutory provision permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The Hatch-Waxman Act permits the applicant to rely upon the FDA’s findings of safety and effectiveness for previously approved products. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication for which the Section 505(b)(2) applicant has submitted its own data.

The FDA requires companies to perform additional studies or measurements to support the change from the approved product. We submitted our initial NDA for Suprenza under Section 505(b)(2), based on bioequivalence studies which we conducted and safety information that has been collected for the approved drug product that is incorporated in this product candidate. To the extent that a Section 505(b)(2) application relies on the FDA’s finding of safety and effectiveness of a previously-approved drug, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book. Specifically, the applicant must certify when the application is submitted that: (1) there is no patent information listed; (2) the listed patent has expired; (3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patent is invalid or will not be infringed by the manufacture, use or sale of the product. A certification that the new product will not infringe the already approved product’s Orange Book listed patents or that such patents are invalid is called a paragraph IV certification. If the applicant has provided a paragraph IV certification to the FDA, the applicant must also send notice of the paragraph IV certification to the patent holder and the original NDA holder. In the event that the patent holder or NDA holder files a patent infringement lawsuit against the applicant within 45 days of its receipt of our paragraph IV notification, such lawsuit would automatically prevent the FDA from approving the applicant’s Section 505(b)(2) NDA until the earliest of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. Any such patent infringement lawsuits could be costly, take a substantial amount of time to resolve and divert management resources.

Product approvals based on new clinical investigation are granted three years of Hatch-Waxman marketing exclusivity. Under this form of exclusivity, the FDA is precluded from approving a competing generic drug application or, in some cases, a competing 505(b)(2) application. However the FDA can accept and commence review of such applications during the three year exclusivity period and grant the approval concurrent with the expiration of the exclusivity period. Further, if another company obtains approval for either product candidate for the same indication we are studying before we do, our approval could be blocked until the other company’s Hatch-Waxman marketing exclusivity expires.

Pediatric Information

Under the Pediatric Research Equity Act of 2003, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. The Best Pharmaceuticals For Children Act, or BPCA, provides sponsors with an additional 6-month period of market exclusivity on all forms of the drug containing the active ingredient, if the sponsor submits results of pediatric studies specifically requested by the FDA under BPCA. In order to receive the BPCA exclusivity, the drug must have other existing patent or exclusivity protection in effect.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. We and our contract manufacturers are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require, among other things, quality control, and quality assurance.

Risk Evaluation and Mitigation Strategy Programs

The FDA can require a drug-specific Risk Evaluation and Mitigation Strategy, or REMS to ensure the benefits of the drug outweighs the risks. In determining whether a REMS is necessary, the FDA considers the size of the population likely to use the drug, the seriousness of the disease or condition to be treated, the expected benefit of the drug, the duration of treatment, the seriousness of known or potential adverse events and whether the drug is a new molecular entity. If the FDA determines a REMS is necessary, a sponsor must submit a proposed REMS as part of its application, or if the request is made post-approval, not later than 120 days after the FDA notifies the drug sponsor. A REMS may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate health care providers of the drug’s risks, limitations on how a drug may be prescribed or dispensed or other measures that the FDA deems necessary to assure the safe use of the drug. REMS programs must be evaluated on an ongoing basis and the FDA may require changes needed to address ongoing safety issues or corrective actions to address any noncompliance.

Additional Government Regulations

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include antikickback statutes and false claims statutes. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Drug Enforcement Administration Regulation

The Drug Enforcement Administration, or DEA, regulates drugs that are controlled substances. Controlled substances are those drugs that appear on one of the five schedules promulgated and administered by the DEA under the Controlled Substances Act, or CSA. The CSA governs, among other things, the inventory, distribution, recordkeeping, handling, security and disposal of controlled substances. If our drug candidates are scheduled by the DEA as controlled substances, we will be subject to periodic and ongoing inspections by the DEA and similar state drug enforcement authorities to assess our ongoing compliance with DEA's regulations. Any failure to comply with these regulations could lead to a variety of sanctions, including the revocation, or a denial of renewal of any DEA registration, injunctions, or civil or criminal penalties.

Other U.S. Regulatory Requirements

In addition to the FDA regulations, the Centers for Medicare and Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments also have jurisdiction over us and our activities. For example, sales, marketing, and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provision of the Health Insurance Portability and Accountability Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws. Moreover, we are now, and in the future may become subject to, additional federal, state, and local laws, regulations, and policies relating to safe working conditions, laboratory practices, the experimental use of animals, and/or the use, storage, handling, transportation, and disposal of human tissue, waste, and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

Employees

As of the date of this Form 8-K, we have one (1) employee in a senior management position and we employ four (4) part-time consultants for our regulatory and clinical study programs. We also have one part-time consultant in accounting and finance. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

We maintain our offices in a sub-leased facility at 63 Great Road, Maynard, MA 01754. We do not intend to expand our operations for the foreseeable future and do not intend to lease additional space. Our sub lease arrangement is on month-to-month basis and we may terminate our obligation at any time without notice.

Legal Proceedings

On May 17, 2013, we received notification from Zydus Pharmaceuticals (USA) Inc. (“Zydus”) that Zydus had submitted Abbreviated New Drug Application No. 204663 to the FDA seeking approval to engage in the commercial manufacture, use or sale of generic versions of the 15 mg and 30 mg dosages of our Suprenza® tablets. The notification informed us that Zydus was seeking to manufacture and sell its generic product prior to the expiration of U.S. Patent No. 6,149,938 (the “‘938 patent”) which is listed in the Orange Book and covers Suprenza®, and that the Zydus ANDA contained a certification that its proposed generic product does not infringe the ‘938 patent (“Paragraph IV Certification”). On June 19, 2013, we received a separate notification from Zydus that it was also pursuing approval for the 37.5 mg dosage of Suprenza® under the same-numbered ANDA, with a separate Paragraph IV Certification. In response, within 45 days of receiving the first notification from Zydus, we and our partners (Alpex Pharma, S.A. and Prenzamax, LLC), filed suit against Zydus and its parent Cadila Healthcare Limited (d/b/a Zydus Cadila) in Federal District Court in Delaware and New Jersey for infringement of the ‘938 patent pursuant, pursuant to the Hatch-Waxman statutory regime. We promptly notified the FDA of the initiation of this lawsuit and, pursuant to statute, Zydus’s ANDA for a generic version of Suprenza® cannot be approved by the FDA for 30 months from our receipt of Zydus’ Paragraph IV notice letters while this lawsuit proceeds.

Recently, Akrimax has initiated discussions with Zydus management to seek a resolution to this dispute. These discussions are at very early stage but Zydus has indicated that a negotiated settlement should be explored. No terms have been agreed to and the companies are evaluating general concepts of a framework for settlement. It is customary in the specialty pharmaceuticals industry to enter into such agreement however we cannot give any assurance that we will reach such a settlement or if we did it will be on terms favorable to us. Increasingly, such settlements are scrutinized by the US Federal Trade Commission (FTC) to ensure that they are not anti-competitive. We intend to model our settlement on terms that are commonly agreed to in such cases and generally accepted by the FTC.

If we are unable to reach such a settlement we fully intend to defend our intellectual property. The litigation is likely to take a long time, is expensive and the outcome is uncertain.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with Citius Pharmaceutical’s historical financial statements and the related notes thereto. Management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties including those under “Risk Factors” in Item 1 Description of Business in this Form 8-K that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

Basis of Presentation

References in this section to “Citius,” “we,” “us,” “our,” and “the Company” refer to Citius Pharmaceuticals, LLC.

The audited financial statements for our fiscal years ended December 31, 2013 and 2012 and for the six months ended June 30, 2014 and 2013 include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in these audited financial statements. All such adjustments are of a normal recurring nature.

Overview

Citius Pharmaceuticals, LLC was founded in Massachusetts in January 2007. Activities since the Company’s inception through June 30, 2014, were devoted primarily to the development and commercialization of therapeutic products for large and growing markets using innovative patented or proprietary formulations and novel drug delivery technology.

As of June 30, 2014, the Company had devoted substantially all of its efforts to product development, raising capital, building infrastructure through strategic alliances and coordinating activities relating to its first commercial product Suprenza. The Company has not yet realized any revenues from its planned principal operations.

Results of Operations for the Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

	Six Months Ended June 30,
	2014	2013
Revenues	$-	$-
Operating expenses:
Research and development	-	54,739
General and administrative	51,134	504,394
Total operating expenses	51,134	559,133
Operating loss	(51,134)	(559,133)
Interest expense	74,025	37,902
Net loss	$(125,159)	$(597,035)

Revenues

The Company did not generate any revenues for the six months ended June 30, 2014 and 2013. Beginning in May 2012, the Company’s strategic sales and marketing partner, Prenzamax, generated revenues from the sale of Suprenza, the Company’s first commercial product. Under the partnering agreement, the Company was not entitled to any revenues during the six months ended June 30, 2014 and 2013.

Research and Development Expenses

For the six months ended June 30, 2014, there were no research and development expenses incurred as compared to $54,739 during the six months ended June 30, 2013. The decrease in 2014 was primarily due to the Company’s limited working capital. During the six months ended June 30, 2014, the Company was actively seeking to raise additional capital in order to fund its research and development efforts.

General and Administrative Expenses

For the six months ended June 30, 2014, general and administrative expenses decreased by $453,260, or approximately 90%, compared to general and administrative expenses for the six months ended June 30, 2014. Expense decreases were primarily attributable to the Company’s limited working capital as the Company focused its efforts solely on raising new capital to fund operations.

General and administrative staffing expenses decreased by $325,526 during the six months ended June 30, 2014 compared to the six months ended June 30, 2013 due to the resignation of certain employees. In addition, professional fees decreased by $100,516 primarily due to higher financing costs incurred for legal services, financial consulting and accounting fees during the six months ended June 30, 2013.

Interest Expense

For the six months ended June 30, 2014, interest expense increased by $36,123 primarily due to higher outstanding balances on our notes payable as the Company continued to borrow money to fund its operations. The Company borrowed $575,000 during the six months ended June 30, 2013 and borrowed $600,000 in November 2013. In addition, the Company incurred $42,000 in debt issuance costs in April 2013 that were amortized to interest expense over the twelve month term of the note. Amortization expense was $14,000 and $7,000 for the six months ended June 30, 2014 and 2013, respectively.

Net Loss

For the six months ended June 30, 2014, we incurred a net loss of $125,159 compared to a net loss for the six months ended June 30, 2013 of $597,035. The decrease in the net loss was primarily due to the Company’s decreased activities resulting from its inability to fund its operations.

Results of Operations for the Year Ended December 31, 2013 compared to Year Ended December 31, 2012

	Year Ended December 31,
	2013	2012
Revenues	$-	$-
Operating expenses:
Research and development	492,136	705,812
General and administrative	690,396	310,301
Total operating expenses	1,182,532	1,016,113
Operating loss	(1,182,532)	(1,016,113)
Interest expense	105,471	33,312
Net income (loss)	$(1,288,003)	$(1,049,425)

Revenues

The Company did not generate any revenues for the years ended December 31, 2013 and 2012. Beginning in May 2012, the Company’s strategic sales and marketing partner, Prenzamax, generated revenues from the sale of Suprenza, the Company’s first commercial product. Under the partnering agreement, the Company was not entitled to any revenues during the years ended December 31, 2013 and 2012.

Research and Development Expenses

For the year ended December 31, 2013, research and development expenses decreased by $213,676, or approximately 30%, compared to the year ended December 31, 2012. The decrease in 2013 was primarily attributable to a decrease of $194,055 in development expenses for our hydrocortisone lidocaine cream from $197,696 in 2012 to $3,641 in 2013, and a decrease of $18,208 in regulatory expenses for Suprenza from $506,015 in 2012 to $487,807 in 2013.

General and Administrative Expenses

For the year ended December 31, 2013, general and administrative expenses increased $380,095, or approximately 122%, compared to the year ended December 31, 2012. Expense increases were primarily attributable to the Company’s transition from operating in a private environment to preparing to operate in a publicly traded environment. Expanded staffing increased our payroll expenses by $239,481, or approximately 171%, to $379,658 in 2013 from $140,177 in 2012. The increase was primarily attributable to the addition of two executive positions during 2012. Professional fees increased to $261,821 in 2013 from $117,369 in 2012, an increase of $144,452. This increase was primarily attributable to increases in legal fees for litigation relating to Suprenza and financing matters.

Interest Expense

For the year ended December 31, 2013, interest expense increased by $72,159 primarily due to higher outstanding balances on our notes payable as the Company continued to borrow money to fund its operations. The Company borrowed $1,175,000 during the year ended December 31, 2013. In addition, the Company incurred $42,000 in debt issuance costs in April 2013 that were amortized to interest expense over the twelve month term of the note. Amortization expense was $28,000 for the year ended December 31, 2013.

Net Loss

For the year ended December 31, 2013, we incurred a net loss of $1,288,003 compared to a net loss for the year ended December 31, 2012 of $1,049,425. The increase in the net loss of $238,578 was primarily due to the Company’s increase in general and administrative expenses of $380,095 offset by the decrease in research and development expenses of $213,676. In addition, an increase in interest expense of $72,159 contributed to the increased net loss.

LIQUIDITY AND CAPITAL RESOURCES

Going Concern Uncertainty and Working Capital

Citius has incurred operating losses of $1,288,003 and $1,049,425 for the years ended December 31, 2013 and 2012, respectively, and incurred a net loss of $125,159 for the six months ended June 30, 2014. At December 31, 2013 and 2012, Citius had an accumulated members’ deficit of $2,901,754 and $1,613,751, respectively. At June 30, 2014, Citius had an accumulated members’ deficit of $2,976,913. Citius’s net cash used in operations during the years ended December 31, 2013 and 2012 was $1,095,266 and $917,798, respectively and $80,947 for the six months ended June 30, 2014.

As of June 30, 2014, Citius had a working capital deficit of $1,297,314. The working capital deficit was attributable to the operating losses incurred by the Company since inception along with short-term borrowing. The Company’s primary sources of cash flow since inception have been from financing activities. During the years ended December 31, 2013 and 2012 the Company received proceeds of $1,175,000 and $400,000, respectively from the issuance of debt. During the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012 the Company received proceeds of $50,000, $0 and $500,000, respectively from the issuance of membership interests. Our primary uses of operating cash were for product development and commercialization activities, regulatory expenses, employee compensation, consulting fees, legal and accounting fees, insurance and travel expenses.

On July 31, 2014, the note holders demanded conversion of the outstanding $1,685,000 in Convertible Notes, the $350,000 Subordinated Note and the accrued interest of $196,058 into 3,667,886 membership interests of Citius. Citius and the two major note holders agreed to convert the Convertible Notes and accrued interest at the 2014 private placement price of $0.60 per share of common stock while the Subordinated Note issued in the 2013 private placement converted at the price of $0.65 per share. The membership interests were exchanged for shares of common stock in the Reverse Acquisition.

After the Reverse Acquisition, the Company expects that it will have sufficient funds to continue operations for 12 months. The Company plans to raise additional capital. There is no assurance, however, that that the Company will be successful in raising the needed capital or that the proceeds will be received in a timely manner to fully support the Company’s operations.

Inflation

Our management believes that inflation has not had a material effect on our results of operations

Contractual Obligations

We do not have any liabilities related to long-term contractual obligations as of June 30, 2014.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. We believe the judgments and estimates required by the following accounting policies to be critical in the preparation of our financial statements.

Research and Development

Research and development costs, including upfront fees and milestones paid to collaborators who are performing research and development activities under contractual agreement with the Company, are expensed as incurred. The Company defers and capitalizes its nonrefundable advance payments that are for research and development activities until the related goods are delivered or the related services are performed. When the Company is reimbursed by a collaboration partner for work the Company performs, it records the costs incurred as research and development expenses and the related reimbursement as a reduction to research and development expenses in its statement of operations. Research and development expenses primarily consist of clinical and non-clinical studies, materials and supplies, third-party costs for contracted services, and payments related to external collaborations and other research and development related costs.

Patents and Trademarks

Certain costs of outside legal counsel related to obtaining patents and trademarks for the Company are capitalized. Patent costs are amortized over the legal life of the patents, generally twenty years, starting at the patent filing date. The costs of unsuccessful and abandoned applications are expensed when abandoned. The cost of maintaining existing patents are expensed as incurred.

Income Taxes

Citius was treated as a partnership for federal and state income taxes prior to the Reverse Acquisition. A partnership’s income or loss is allocated directly to the Members for income tax purposes. Accordingly, there is no provision for federal and state income taxes in the accompanying financial statements.

The Company follows accounting guidance regarding the recognition, measurement, presentation and disclosure of uncertain tax positions in the financial statements. Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns, including the position that Citius qualified as a pass-through entity, are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authorities. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded in the financial statements. There are no uncertain tax positions that require accrual or disclosure as of June 30, 2014.

Any interest or penalties are charged to expense. None have been recognized in these financial statements. Generally, Citius is subject to federal and state tax examinations by tax authorities for all years subsequent to December 31, 2010.

After the Reverse Acquisition, the Company will recognize deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently Adopted Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-10, “Development Stage Entities”, Topic 915. The objective of the ASU is to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. The ASU removes Topic 915, Development Stage Entities in its entirety from FASB Accounting Standards Codification (“ASC”). The ASU removes all incremental financial reporting requirements from U.S. GAAP for development stage entities, including the inception-to-date information and certain other disclosures. It also eliminates the guidance in ASC 810 on how to assess whether a development stage entity has sufficient equity at risk in the evaluation of whether the development stage entity is a variable interest entity. Additionally, the ASU clarifies that all entities, including entities that have not begun operations, should provide the risk and uncertainty disclosures required in ASC 275. The Company has elected to early adopt as permitted by ASU 2014-10 and therefore has omitted the incremental development stage reporting requirements.

Item 3. Properties.

We maintain our offices in a sub-leased facilitv at 63 Great Road, Maynard, MA 01754. We do not intend to expand our operations for the foreseeable future and do not intend to lease additional space. Our sub lease arrangement is on month-to-month basis and we may terminate our obligation at any time without notice.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of the date of filing of this report, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned After Closing of the Reverse Acquisition	Percentage of Shares of Common Stock Beneficially Owned
Geoffrey E. Clark (1)	7,432,506	24.8%
Reinier Beeuwkes (1)	7,486,182	24.9%
Neeta Wadekar	2,500,000	8.3%
Leonard Mazur (2)	200,000	0.7%
All executive officers and directors as a group before Reverse Acquisition	15,118,688	50.4%
All executive officers and directors as a group after Reverse Acquisition	200,000	0.7%

(1)	Executive officer and director resigned upon completion of the Reverse Acquisition.

(2)	Executive officer and director.

Item 5. Directors and Executive Officers.

Below are the names and certain information regarding the Company’s executive officers and directors following the Reverse Acquisition of Citius.

Name	Age	Position(s)
Leonard Mazur	68	Chief Executive Officer, President, Chief Operating Officer, and Director

Effective upon the Company’s meeting its information obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Mohammad Omar Rahman will resign and Leonard Mazur will be appointed as Chief Executive Officer, President, Chief Operating Officer and sole director of the Company. The Company expects that its Board of Directors will consist of four members.

The following persons are currently directors of the Company. After the closing of the Private Offering, only Leonard Mazur will be a Director. In addition, it is anticipated that an additional individual, designated by the Placement Agents, will serve on the Company’s Board of Directors and the Board will seek to appoint at least two more directors.

Leonard Mazur is the cofounder and Vice Chairman of Akrimax Pharmaceuticals, LLC (“Akrimax”), a privately held pharmaceutical company specializing in producing cardiovascular and general pharmaceutical products. Akrimax was founded in September 2008 and has successfully launched prescription drugs while acquiring drugs from major pharmaceutical companies. The company has achieved a significant market presence with its product launches. Presently a drug in Akrimax’s portfolio is the fastest growing drug in its category. From January 2005 to May 2012, Mr. Mazur also co-founded and served as the Chief Operating Officer of Triax Pharmaceuticals LLC (“Triax”), a specialty pharmaceutical company producing prescription dermatological drugs. Within two years from its inception, Triax broke into the ranks of the top 10 dermatological pharmaceutical companies in the US. Prior to joining Triax, he was the founder and, from 1995 to 2005, Chief Executive Officer of Genesis Pharmaceutical, Inc. (“Genesis”), a dermatological products company that marketed its products through dermatologists’ offices as well as co-promoting products for major pharmaceutical companies. In 2003, Mr. Mazur successfully sold Genesis to Pierre Fabre, a leading pharmaceutical company. In each of these ventures, under his guidance, the companies developed, acquired, in-licensed and successfully promoted over 25 specialty pharmaceutical products. Mr. Mazur was also instrumental in raising approximately $400 million in equity and debt financing for these companies.

Mr. Mazur has extensive sales, marketing and business development experience from his tenures at Medicis Pharmaceutical Corporation, as executive vice president, ICN Pharmaceuticals, Inc. as Vice President, Sales & Marketing, Knoll Pharma (a division of BASF), and Cooper Laboratories, Inc. Mr. Mazur has been responsible for the launch of major drugs into the US market including Dynacin (Medicis) an antibiotic,Virazole (ICN) a break through antiviral and Isoptin (BASF) a break through cardiovascular drug.

Mr. Mazur is a member of the Board of Trustees of Manor College and is a recipient of the Ellis Island Medal of Honor. Mr. Mazur received both his BA and MBA from Temple University and has served in the U.S. Marine Corps Reserves.

Mr. Mazur has served as President, Chief Operating Officer and director of Citius since July 2013, and is expected to assume the additional position of Chief Executive Officer of the Company following the Reverse Acquisition.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our Company and our -Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.
any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.
being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6. Executive Compensation.

The following table sets forth information regarding compensation paid to our Chief Executive Officer and Chief Medical Officer for Citius’ fiscal years ended December 31, 2013 and 2012. Trail One, Inc. did not pay any compensation to its Chief Executive Officer for its fiscal years ended September 30, 2013 and 2012.

Name & Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Reinier Beeuwkes	2013	0	0	0	0	0
Chief Executive Officer	2012	0	0	0	0	0

Geoffrey E. Clark	2013	0	0	0	0	0
Chief Medical Officer	2012	0	0	0	0	0

Board of Directors and Corporate Governance

The Company expects that its Board of Directors will consist of four members. On the First Closing (subject to the Company’s meeting its information obligations under the Exchange Act), all of the current members of the Board of Directors of Company will resign and simultaneously therewith, a new Board of Directors will be appointed. The new Board will consist of Leonard Mazur, and an additional person who will be designated by the Placement Agents. In addition, the Company will seek to appoint at least two additional independent directors. Upon completion of the Reverse Acquisition, Dr. Reinier Beeuwkes and Dr. Geoffrey E. Clark would assume advisory roles. The Company’s directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified.

Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Board Committees

The Board may appoint an audit committee, nominating committee and/or compensation committee, to adopt charters relative to each such committee and to formulate and adopt a code of ethics.

Board Independence

None of our current directors is an “independent” director as that term is defined by SEC rules, including the rules relating to the independence standards of an audit committee.

Outstanding Equity Awards at Fiscal Year-End

The Company had no outstanding equity awards as of the closing of the Reverse Acquisition.

Director Compensation

No director of the Company received any compensation for services as director for the Company’s last fiscal year.

Risk Management

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Between July 12, 2010 and March 25, 2013, Citius issued convertible promissory notes in the aggregate principal amount of $1,685,000, including $850,000 to Dr. Geoffrey Clark, Citius’s Chief Medical Officer, and $835,000 to Dr. Reinier Beeuwkes, Citius’s Chairman. Reinier Beeuwkes and Geoffrey Clark have resigned as officers and directors effective September 12, 2014. See “Recent Sales of Unregistered Securities”.

On November 19, 2013, Citius issued two promissory notes, each in the principal amount of $300,000, to Dr. Geoffrey Clark and Dr. Reinier Beeuwkes, respectively. Reinier Beeuwkes and Geoffrey Clark have resigned as officers and directors effective September 12, 2014. See “Recent Sales of Unregistered Securities.”

Citius’s headquarters are located in the office space of Ischemix, LLC, a company majority-owned by Dr. Geoffrey Clark and Dr. Reinier Beeuwkes. The Company does not pay for use of the space.

As of June 30, 2014, the Company owes $56,134 to Ischemix LLC for expenses paid on the Company’s behalf. Ischemix is owned by Reinier Beeuwkes and Geoffrey Clark who were both officers and directors, as well as principal stockholders of the Company. Reinier Beeuwkes and Geoffrey Clark have resigned as both officers and directors effective September 12, 2014.

In November 2011, we entered into an exclusive license agreement with Prenzamax LLC (“Prenzamax”), pursuant to which we granted to Prenzamax a license for sales of Suprenza in the U.S. Prenzamax’s performance of this agreement is guaranteed by Akrimax LLC (“Akrimax”), a specialty pharmaceuticals sales and marketing company. The exclusive license agreement provides that all of the sales and marketing expenses will be incurred and borne by Prenzamax. Both we and Prenzamax will equally share the expenses related to FDA establishment fees, product fees and post-marketing studies and the resulting earnings will be shared equally by us and Prenzamax. The co-founder and Vice Chairman of Akrimax is Leonard Mazur, our President and Chief Operating Officer, who assumed the additional position of Chief Executive Officer of the Company after the Reverse Acquisition.

In June 2014, Citius sold Membership Interests that converted to 200,000 shares of common stock to Leonard Mazur for an aggregate purchase price of $50,000.

Item 8. Legal Proceedings

We are not party to any legal proceedings.

Item 9. Market Price of and Dividends on Common Equity and Related Stockholder Matters

(a) Market Information

The Company's common stock is not currently traded. We are quoted under the ticker symbol TRLO.OB and we expect the Company’s common stock to commence trading within the coming twelve months, though there can be no assurance that this will be the case.

(b) Holders of Common Stock

We are authorized to issue 90,000,000 shares of common stock, $0.001 par value per share. Currently we have 30,025,286 shares of common stock issued and outstanding. As of September 12, 2014, there were approximately 50 shareholders of the Company’s common stock.

Each share of common stock shall have one (1) vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of our shareholders. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of the board of directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as any distributions to the security holder. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

(c) Dividends

The Company has never paid dividends on its Common Stock. The Company intends to follow a policy of retaining earnings, if any, to finance the growth of the business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Common Stock will be at sole discretion of the Board of Directors and will depend on the Company’s profitability and financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors deemed relevant.

(d) Securities Authorized for Issuance under Equity Compensation Plans

The Company has not established any compensation plans to which our securities are authorized for issuance to employees or non-employees (such as directors, consultants and advisors) in exchange for consideration in the form of services.

Item 10. Recent Sales of Unregistered Securities

Between February 2007 and December 2007, Citius issued 5,374,000 Membership Interests for gross proceeds of $31,300.

Between June 2008 and December 2008, Citius issued 1,600,000 Membership Interests for gross proceeds of $240,000.

Between July 2009 and December 2009, Citius issued 3,183,333 Membership Interests for gross proceeds of $477,500.

Between July 2010 and December 2010, Citius issued 2,500,000 Membership Interests for gross proceeds of $475,000.

Between March 2011 and December 2011, Citius issued 3,100,000 Membership Interests for gross proceeds of $775,000.

Between January 2012 and December 2012, Citius issued 2,000,000 Membership Interests for gross proceeds of $500,000.

Between July 12, 2010 and March 25, 2013, Citius issued convertible promissory notes in the aggregate principal amount of $1,685,000, including $850,000 to Dr. Geoffrey Clark, Citius’s Chief Medical Officer, and $835,000 to Dr. Reinier Beeuwkes, Citius’s Chief Executive Officer. The convertible notes accrued interest at 3% per year, were payable on demand commencing 10 years after issuance, and were convertible into common stock following a reorganization or conversion into a corporation, at a conversion price equal to the greater of the fair market value or $0.25 ($0.60 if the common stock trade is traded on a national securities exchange). The outstanding convertible notes and accrued interest were converted into an aggregate of 3,061,355 shares of Citius’s common stock on July 31, 2014.

In April 2013, Citius issued a subordinated convertible promissory note in the principal amount of $350,000 to Highline Capital. The note accrued interest at 10% per year and was payable on demand any time after April 2014. The note and accrued interest was converted into an aggregate of 606,531 shares of Citius’s common stock on July 31, 2014.

On November 19, 2013, Citius issued two promissory notes, each in the principal amount of $300,000, to Dr. Geoffrey Clark and Dr. Reinier Beeuwkes, respectively. Each note bears interest at the rate of 5% per year. The principal amount of each note, together with accrued interest with respect to the amount of principal due, is payable in December 2014. The parties intend to negotiate an extension, partial payment or conversion of the notes into Common Stock of the Company.

In March 2014, Citius sold 200,000 Membership Interests that converted to 200,000 shares of common stock to Leonard Mazur for an aggregate purchase price of $50,000.

The transactions described above were exempt from registration under Section 4(a)(2) of the Securities Act.

Item 11. Description of Registrant’s Securities to be Registered.

The Company’s authorized capital stock consists of 90,000,000 shares of common stock, par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1 share has been designated Special Voting Preferred Stock. As of the date of the filing of this report, there are 30,025,286 shares of the Company’s common stock issued and outstanding.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The Company’s articles of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Item 12. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data

Reference is made to the filings by Trail One on Form 10-K and 10-Q for Trail One’s financial statements.

The financial statements of Citius begin on Page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

See Item 4.01.

Item 15. Exhibits.

See Item 9.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 4.01 Change in Registrant’s Certifying Accountant.

Effective September 12, 2014, the Board of Directors of the Company dismissed M&K CPAs, PLLC (“M&K”) as its independent registered accountant and engaged Wolf & Company, P.C. (“Wolf”) to serve as its independent registered accounting firm. M&K’s audit reports on the Company’s financial statements for the fiscal years ended September 30, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that, the audit reports included an explanatory paragraph with respect to the uncertainty as to the Company’s ability to continue as a going concern. During the years ended September 30, 2013 and 2012 and during the subsequent interim period preceding the date of M&K’s dismissal, there were (i) no disagreements with M&K on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and (ii) no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Wolf is the independent registered accounting firm for Citius, and its report on the financial statements of Citius at December 31, 2013 and 2012 is included in this current report on Form 8-K. Prior to engaging Wolf, the Company did not consult with Wolf regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements.

The Company has requested M&K to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made above by the Company. The Company has filed this letter as an exhibit to this 8-K.

Item 5.01 Changes in Control of Registrant.

See Item 2.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 1.01.

Item 5.06 Change in Shell Company Status.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of Citius are included following the signature page.

(b) Pro forma financial information. See exhibit 99.1.

(c) Shell Company Transactions. See (a) and (b) of this Item 9.01.

(d) Exhibits

Exhibit Number	Description
2.1
Share Exchange and Reorganization Agreement, dated as of September 12, 2014 among the Company, Citius Pharmaceuticals, LLC, and the beneficial holders of the membership interests of Citius identified in the Agreement

3.1	Amended and Restated Articles of Incorporation of the Company
3.2	Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 as filed November 23, 2010)
10.1	Form of Subscription Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Investor Warrant
16	Letter from M&K CPAs, PLLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Dated: September 18, 2014	By:	/s/ Leonard Mazur
Leonard Mazur
Chief Executive Officer
Principal Executive Officer and Principal Financial Officer

Citius Pharmaceuticals, LLC
Financial Statements
Years Ended December 31, 2013 and 2012
and the Six Months Ended June 30, 2014
and 2013 (Unaudited)

Report of Independent Registered Public Accounting Firm

To the Managers and Members of Citius Pharmaceuticals, LLC:

We have audited the accompanying balance sheets of Citius Pharmaceuticals, LLC (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citius Pharmaceuticals, LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not yet produced revenue, has suffered recurring losses from operations, has significant working capital and members’ deficits and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Boston, Massachusetts
August 8, 2014

Citius Pharmaceuticals, LLC

Balance Sheets

	June 30,	December 31,
	2014	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,443	$54,390	$41,656
Debt issuance costs	-	14,000	-
Deferred offering costs	25,000	25,000	-
Prepaid expenses	-	9,174	-
Total current assets	48,443	102,564	41,656

Trademarks	5,401	5,401	5,401

Total assets	$53,844	$107,965	$47,057

Liabilities and Members' Deficit

Current liabilities:
Accounts payable	$136,774	$172,489	$97,392
Accrued expenses	-	3,553	520
Accrued interest	202,849	142,824	65,352
Promissory notes	600,000	600,000	-
Subordinated convertible promissory note	350,000	350,000	-
Due to related party	56,134	55,853	37,544
Total current liabilities	1,345,757	1,324,719	200,808

Convertible promissory notes	1,685,000	1,685,000	1,460,000
Total liabilities	3,030,757	3,009,719	1,660,808

Commitments and contingencies

Members' deficit	(2,976,913)	(2,901,754)	(1,613,751)

Total liabilities and members' deficit	$53,844	$107,965	$47,057

See accompanying report of independent registered public accounting firm and notes to the financial statements.

Citius Pharmaceuticals, LLC

Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-	$-

Operating expenses:
Research and development	-	54,739	492,136	705,812
General and administrative	51,134	504,394	690,396	310,301
Total operating expenses	51,134	559,133	1,182,532	1,016,113

Operating loss	(51,134)	(559,133)	(1,182,532)	(1,016,113)

Other expense:
Interest expense	74,025	37,902	105,471	33,312

Net loss	$(125,159)	$(597,035)	$(1,288,003)	$(1,049,425)

See accompanying report of independent registered public accounting firm and notes to the financial statements.

Citius Pharmaceuticals, LLC

Statements of Changes in Members’ Deficit

	Members' Deficit
	Membership
	Interests	Amount

Balance as of December 31, 2011	15,757,334	$(1,064,326)

Member interests issuances	2,000,000	500,000
Net loss	-	(1,049,425)

Balance as of December 31, 2012	17,757,334	(1,613,751)

Net loss	-	(1,288,003)

Balance as of December 31, 2013	17,757,334	(2,901,754)

Member interest issuance	200,000	50,000
Net loss	-	(125,159)

Balance as of June 30, 2014 (unaudited)	17,957,334	$(2,976,913)

See accompanying report of independent registered public accounting firm and notes to the financial statements.

Citius Pharmaceuticals, LLC

Statements of Cash Flows

	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(125,159)	$(597,035)	$(1,288,003)	$(1,049,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	14,000	7,000	28,000	-
Changes in operating assets and liabilities:
Prepaid expenses	9,174	-	(9,174)	-
Accounts payable	(35,715)	8,771	75,097	70,214
Accrued expenses	(3,553)	-	3,033	(9,443)
Accrued interest	60,025	30,903	77,472	33,312
Due to related party	281	17,370	18,309	37,544
Net cash used in operating activities	(80,947)	(532,991)	(1,095,266)	(917,798)

Cash flows from investing activities:
Payments to acquire trademarks	-	-	-	(2,024)
Net cash used in investing activities	-	-	-	(2,024)

Cash flows from financing activities:
Issuance of convertible promissory notes	-	225,000	225,000	400,000
Issuance of promissory notes	-	-	600,000	-
Issuance of subordinated convertible promissory note	-	350,000	350,000	-
Proceeds from issuance of membership interests	50,000	-	-	500,000
Deferred offering costs	-	-	(25,000)	-
Debt issuance costs	-	(42,000)	(42,000)	-
Net cash provided by financing activities	50,000	533,000	1,108,000	900,000

Increase (decrease) in cash and cash equivalents	(30,947)	9	12,734	(19,822)

Cash and cash equivalents at beginning of period	54,390	41,656	41,656	61,478

Cash and cash equivalents at end of period	$23,443	$41,665	$54,390	$41,656

See accompanying report of independent registered public accounting firm and notes to the financial statements.

Citius Pharmaceuticals, LLC

Notes to Financial Statements

Years Ended December 31, 2013 and 2012
and the Six Months Ended June 30, 2014 and 2013 (Unaudited)

1.	NATURE OF OPERATIONS

Citius Pharmaceuticals, LLC (“Citius” or the “Company”) is a pharmaceutical company headquartered in Maynard, Massachusetts, focused on developing innovative formulations aimed at improving the delivery and compliance of approved drugs. The Company is a Massachusetts limited liability company and was founded on January 23, 2007. The Company currently has one approved and marketed product, Suprenza (phentermine hydrochloride), which it has out licensed for promotion in the United States, Canada and Mexico.

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital. See Note 3 – Recently Adopted Accounting Pronouncements.

Citius is subject to a number of risks common to companies in the pharmaceutical industry including, but not limited to, risks related to the development by Citius or its competitors of research and development stage products, market acceptance of its products, competition from larger companies, dependence on key personnel, dependence on key suppliers and strategic partners, the Company’s ability to obtain additional financing and the Company’s compliance with governmental and other regulations.

Going Concern Uncertainty

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company experienced negative cash flows from operations of $1,095,266 and $917,798 for the years ended December 31, 2013 and 2012, respectively. At December 31, 2013, the Company also has a working capital deficit of ($1,222,155) and a members’ deficit of ($2,901,754). The Company has no revenue and has relied on member contributions and debt to finance its operations. At December 31, 2013, the Company did not have sufficient capital to fund its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company plans to raise capital through equity financings from outside investors as well as raise additional funds from existing members. There is no assurance, however, that that the Company will be successful in raising the needed capital or that the proceeds will be received in a timely manner to fully support the Company’s operations.

These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

2.	BUSINESS AGREEMENTS

Alpex Pharma S.A.

On June 12, 2008, the Company entered into a collaboration and license agreement (the “Alpex Agreement”) with Alpex Pharma S.A. (“Alpex”), in which Alpex granted the Company an exclusive right and license to use certain Alpex intellectual property in order to develop and commercialize orally disintegrating tablet formulations of pharmaceutical products in United States, Canada and Mexico. In addition, Alpex manufactures Suprenza, the Company’s commercialized pharmaceutical product, on a contract basis. The agreement was amended on November 15, 2011 as part of an Amendment and Coordination Agreement (see the “Three-Party Agreement” below).

Under the terms of the Alpex Agreement, as amended by the Three-Party Agreement dated November 15, 2011 (see below), Alpex is entitled to a payment per tablet manufactured and a percentage of all milestone, royalty and other payments received by the Company from Prenzamax, LLC, pursuant to a sublicense agreement (see below). In addition, under the terms of the Alpex Agreement, Alpex retained the right to use the clinical data generated by the Company to file for regulatory approval and market Suprenza in the rest of the world. In the event that Alpex has such sales, Alpex will pay the Company a percentage royalty on net sales, as defined (“Alpex Revenue”). No milestone, royalty or other payments have been earned or received by the Company through December 31, 2013 and through June 30, 2014.

Prenzamax, LLC

On November 15, 2011, the Company entered into an exclusive license agreement (the “Sublicense Agreement”) with Prenzamax, LLC (“Prenzamax”), in which the Company granted Prenzamax and its affiliates the exclusive right to commercialize Suprenza in the United States. Under the terms of the Sublicense Agreement, Prenzamax is to pay the Company a percentage of the product’s EBITDA, as defined (“Profit Share Payments”). In addition, Prenzamax is to reimburse the Company directly for certain development costs. Further, under the terms of the Sublicense Agreement, Prenzamax is required to share in the royalty payment due to Alpex under the Alpex Agreement. In addition, Prenzamax is entitled to a percentage of the Alpex Revenue received by the Company.

The Company has not been reimbursed for any development costs nor has it earned any royalty payments through December 31, 2013 and through June 30, 2014.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

BUSINESS AGREEMENTS (concluded)

Three-Party Agreement

On November 15, 2011, the Company, Alpex and Prenzamax entered into the Three-Party Agreement wherein the terms of the Alpex Agreement were modified and Prenzamax and the Company agreed to each pay a portion of certain regulatory filing fees for as long as Prenzamax is purchasing Suprenza from Alpex pursuant to the Three-Party Agreement.

Private Placements

In 2013, the Company entered into an exclusive investment banking agreement (“2013 PPM”) and executed a letter of intent with a placement agent to raise up to $6.0 million in principal amount of 10% convertible subordinated promissory notes (See Note 6). The letter of intent contemplates a Reverse Acquisition with a public company and an automatic conversion of the notes into units of common stock and warrants as defined therein. The 2013 PPM was completed with a total of $350,000 raised.

In 2014, the Company finalized a new exclusive investment banking agreement (“2014 Private Placement”) and executed a letter of intent with a placement agent to raise up to $5.1 million and issue up to 8,500,000 Units described below. The letter of intent contemplates a Reverse Acquisition with a public company. Each Unit consists of one share of common stock of the public company and a five-year warrant to purchase another share of common stock of the public company at an exercise price of $0.60 per share. As of December 31, 2013 and through June 30, 2014, the Company capitalized as deferred offering costs a $25,000 retainer for legal costs associated with this offering.

3.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the financial statements is as follows:

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities of less than three months at the time of purchase to be cash equivalents.

Research and Development

Research and development costs, including upfront fees and milestones paid to collaborators who are performing research and development activities under contractual agreement with the Company, are expensed as incurred. The Company defers and capitalizes its nonrefundable advance payments that are for research and development activities until the related goods are delivered or the related services are performed. When the Company is reimbursed by a collaboration partner for work the Company performs, it records the costs incurred as research and development expenses and the related reimbursement as a reduction to research and development expenses in its statement of operations. Research and development expenses primarily consist of clinical and non-clinical studies, materials and supplies, third-party costs for contracted services, and payments related to external collaborations and other research and development related costs.

Patent and Trademarks

Certain costs of outside legal counsel related to obtaining patents and trademarks for the Company are capitalized. Patent costs are amortized over the legal life of the patents, generally twenty years, starting at the patent filing date. The costs of unsuccessful and abandoned applications are expensed when abandoned. The cost of maintaining existing patents are expensed as incurred.

Income Taxes

The Company is treated as a partnership for federal and state income taxes. A partnership’s income or loss is allocated directly to the Members for income tax purposes. Accordingly, there is no provision for federal and state income taxes in the accompanying financial statements.

The Company follows accounting guidance regarding the recognition, measurement, presentation and disclosure of uncertain tax positions in the financial statements. Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns, including the position that the Company qualifies as a pass-through entity, are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authorities. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded in the financial statements. There are no uncertain tax positions that require accrual or disclosure as of June 30, 2014 and December 31, 2013.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

SIGNIFICANT ACCOUNTING POLICIES (concluded)

Income Taxes (concluded)

Any interest or penalties are charged to expense. None have been recognized in these financial statements. Generally, the Company is subject to federal and state tax examinations by tax authorities for all years subsequent to December 31, 2010.

Concentrations of Credit Risk

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements.

Recently Adopted Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-10, “Development Stage Entities”, Topic 915. The objective of the ASU is to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. The ASU removes Topic 915, Development Stage Entities in its entirety from FASB Accounting Standards Codification (“ASC”). The ASU removes all incremental financial reporting requirements from U.S. GAAP for development stage entities, including the inception-to-date information and certain other disclosures. It also eliminates the guidance in ASC 810 on how to assess whether a development stage entity has sufficient equity at risk in the evaluation of whether the development stage entity is a variable interest entity. Additionally, the ASU clarifies that all entities, including entities that have not begun operations, should provide the risk and uncertainty disclosures required in ASC 275. The Company has elected to early adopt as permitted by ASU 2014-10 and therefore has omitted the incremental development stage reporting requirements.

4.	MEMBERS’ EQUITY

Pursuant to the Company’s Limited Liability Company Operating Agreement dated July 8, 2008 (the “Operating Agreement”), the Company had authorized and issued 17,957,334, 17,757,334 and 17,757,334 Membership Interests as of June 30, 2014 and December 31, 2013 and 2012, respectively. Each member is entitled to one vote for each Membership Interest held.

Allocation of Profits and Losses

Losses of the Company are allocated among the Members as follows:

a)	To the Members to the extent of any profits allocated previously; then,

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

MEMBERS’ EQUITY (concluded)

Allocation of Profits and Losses (concluded)

b)	To the Members to the extent of any positive capital balances; then,

c)	To the Members in proportion to each Members’ Membership Interest.

Profits of the Company are allocated among the Members as follows:

a)	To the Members in amounts equal to previously allocated losses; then,

To the Members in proportion to each Member’s Membership Interest.

Limitations of Members’ Liability

Members’ obligations, liability and responsibility to restore negative capital balances or make additional contributions are all limited pursuant to the terms of the Operating Agreement.

Membership Issuances

Prior to January 1, 2012, the Company authorized and issued 15,757,334 Membership Interests for total gross proceeds of $1,998,800 ranging from $0.001 to $0.25 per Membership Interest.

During the year ended December 31, 2012, the Company authorized and issued 2,000,000 Membership Interests for total gross proceeds of $500,000, or $0.25 per Membership Interest.

During the six months ended June 30, 2014, the Company authorized and issued 200,000 Membership Interests for total gross proceeds of $50,000, or $0.25 per Membership Interest.

5.	RELATED PARTY TRANSACTIONS

The Company’s headquarters is located in the office space of a company affiliated through common ownership. The Company has not recorded any revenue or expense related to the use of the office space as management has determined the usage to be immaterial and the affiliate has not charged for the usage.

As of June 30, 2014 and December 31, 2013 and 2012, the Company owed $56,134, $55,853 and $37,544, respectively, to a related party for the expenses the related party paid on the Company’s behalf.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

6.	NOTES PAYABLE

Convertible Promissory Notes

Between July 12, 2010 and November 30, 2012, the Company issued several convertible promissory notes (collectively the “Convertible Notes”) to existing Members of the Company in aggregate total principal amount of $1,460,000. The Convertible Notes accrue interest at 3.00% per annum and are payable on demand only after their respective 10-year maturities. Between January 1, 2013 and March 25, 2013, the Company issued Convertible Notes to existing Members of the Company in aggregate total principal amount of $225,000. The Convertible Notes accrue interest at 5.00% per annum and are payable on demand only after their respective 10-year maturities. The unpaid principal and accrued interest are only convertible into common stock following a reorganization or conversion into a corporation at the option of the holder. The unpaid principal and accrued interest will convert into common stock at the greater of the fair value of the common stock on the date of the conversion or $0.25 ($0.69 if the Company’s common stock is admitted to trade on a national exchange prior to the date of conversion). At June 30, 2014, December 31, 2013 and 2012, the Convertible Notes have an aggregate principal balance of $1,685,000, $1,685,000 and $1,460,000, respectively.

Promissory Notes

In November 2013, the Company issued two promissory notes (the “Promissory Notes”) to two existing Members of the Company in aggregate total principal amount of $600,000. The Promissory Notes accrue interest at 5.00% per annum and are due at the earliest of (1) December 19, 2014, (2) the occurrence of an event of default as defined in the Promissory Notes, (3) an initial installment of $100,000 principal amount, to each Member, upon the receipt by the Company of a minimum $6,500,000 in aggregate proceeds under any financing transaction, (4) a second installment of $100,000 principal amount, to each Member, upon the receipt by the Company of a minimum $8,500,000 in aggregate proceeds under any financing transaction, and (5) a third installment of $100,000 principal amount, to each Member, upon the receipt by the Company of a minimum $10,000,000 in aggregate proceeds under any financing transaction. At June 30, 2014, December 31, 2013 and 2012, the Promissory Notes have an aggregate principal balance of $600,000, $600,000 and $0, respectively.

Subordinated Convertible Promissory Note

In April 2013 and in conjunction with the 2013 PPM (See Note 2), the Company issued a subordinated convertible promissory note (the “Subordinated Note”) in a principal amount of $350,000. The Subordinated Note accrues interest at 10% per annum and is payable on demand any time after April 2014. If the Company has not repaid the Subordinated Note at the time of the closing of a Reverse Acquisition, (see Note 2 - Private Placements), as defined in the Subordinate Note agreement, the unpaid principal and accrued interest will automatically convert into common stock by dividing the amount due by a price per unit of $0.65. Also, upon automatic conversion, the purchaser of the Subordinated Note will receive a warrant to purchase the same number of shares in to which the Subordinated Note converts. At June 30, 2014, December 31, 2013 and 2012, the Subordinated Note has an aggregate principal balance of $350,000, $350,000 and $0, respectively.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

NOTES PAYABLE (concluded)

Debt Summary and Maturities

During 2013, the Company incurred $42,000 of debt issuance costs related to the Subordinated Convertible Promissory Note which is being amortized over the term of the underlying debt. Amortization of debt issuance costs recorded as interest expense for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 amounted to $14,000, $7,000, $28,000 and $0, respectively.

Management expects all of the above notes to convert in the Reverse Acquisition, otherwise they are due pursuant to the following schedule:

Maturities of
Years Ending December 31,	Notes Payable

2014	$950,000
2015	-
2016	-
2017	-
2018	-
Thereafter	1,685,000
$2,635,000

Interest expense on the notes for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, including non-cash interest related to debt issuance costs, was $74,025, $37,902, $105,471 and $33,312, respectively.

7.	EMPLOYMENT AGREEMENTS

In December 2012 and January 2013, the Company entered into employment agreements with two employees. As of December 31, 2013, the employment agreements had expired.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Continued)

8.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On May 17, 2013, the Company received notification from Zydus Pharmaceuticals (USA) Inc. (“Zydus”) that Zydus had submitted Abbreviated New Drug Application No. 204663 to the FDA seeking approval to engage in the commercial manufacture, use or sale of generic versions of the 15 mg and 30 mg dosages of our Suprenza® tablets. The notification informed the Company that Zydus was seeking to manufacture and sell its generic product prior to the expiration of U.S. Patent No. 6,149,938 (the “938 patent”) which is listed in the Orange Book and covers Suprenza®, and that the Zydus ANDA contained a certification that its proposed generic product does not infringe the ‘938 patent (“Paragraph IV Certification”). On June 19, 2013, the Company received a separate notification from Zydus that it was also pursuing approval for the 37.5 mg dosage of Suprenza® under the same-numbered ANDA, with a separate Paragraph IV Certification.

In response, within 45 days of receiving the first notification from Zydus, the Company and our partners (Alpex Pharma, S.A. and Prenzamax, LLC), filed suit against Zydus and its parent Cadila Healthcare Limited (d/b/a Zydus Cadila) in Federal District Court in Delaware and New Jersey for infringement of the 938 patent pursuant, pursuant to the Hatch-Waxman statutory regime. The Company promptly notified the FDA of the initiation of this lawsuit and, pursuant to statute, Zydus’s ANDA for a generic version of Suprenza® cannot be approved by the FDA for 30 months from our receipt of Zydus’ Paragraph IV notice letters while this lawsuit proceeds.

Recently, Akrimax has initiated discussions with Zydus management to seek a resolution to this dispute. These discussions are at very early stage but Zydus has indicated that a negotiated settlement should be explored. No terms have been agreed to and the companies are evaluating general concepts of a framework for settlement. It is customary in the specialty pharmaceuticals industry to enter into such agreement however the Company cannot give any assurance that we will reach such a settlement or if we did it will be on terms favorable to us. Increasingly, such settlements are scrutinized by the US Federal Trade Commission (FTC) to ensure that they are not anti-competitive. The Company intends to model our settlement on terms that are commonly agreed to in such cases and generally accepted by the FTC.

If the Company is unable to reach such a settlement, the Company fully intends to defend its intellectual property. The litigation is likely to take long time, is expensive and the outcome is uncertain.

Citius Pharmaceuticals, LLC

Notes to Financial Statements (Concluded)

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 8, 2014, which is the date the financial statements were available to be issued. There were no subsequent events that required adjustment to or disclosure in the financial statements except as described below and in Note 2 – Private Placements and Note 4.

On July 31, 2014, in anticipation of the completion of the $2,000,000 minimum financing under the 2014 Private Placement and the Reverse Acquisition with a public company, the note holders demanded conversion of the outstanding $2,035,000 Convertible Notes and Subordinated Note and accrued interest into 3,667,886 Membership Interests of Citius.  Citius and the two major note holders agreed to convert the Convertible Notes and accrued interest at the 2014 Private Placement price of $0.60 per share of common stock while the Subordinated Note issued in the 2013 PPM converted at the price of $0.65 per share. All of the Company’s Membership Interests are expected to be exchanged for shares of common stock in a public company in the Reverse Acquisition.